PARTICIPATION AGREEMENT

AMONG

FMC CORPORATION,

HARSCO CORPORATION,

HARSCO DEFENSE HOLDING, INC.

AND

UNITED DEFENSE, L.P.

DATED AS OF JANUARY 1, 1994

This PARTICIPATION AGREEMENT (this "Agreement") is made as of January 1, 1994, by and among FMC CORPORATION, a Delaware corporation ("FMC"), HARSCO CORPORATION, a Delaware corporation ("Harsco"), HARSCO DEFENSE HOLDING, INC., a Delaware corporation ("Harsco L.P.") and UNITED
DEFENSE, L.P., a Delaware limited partnership ("Partnership").

WHEREAS, FMC and Harsco each possess distinctive competencies relating to the manufacturing, marketing, selling, and servicing of defense products and systems; and

WHEREAS, FMC and Harsco desire to create a limited partnership for the manufacture and sale of defense-related products as generally provided for in this enabling agreement and as further described in the Operative Documents (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions, contained herein, the parties hereby agree that:

ARTICLE I

SECTION 1.1 DEFINITIONS. Except as otherwise defined herein, terms used herein in capitalized form shall have the meanings attributed to them in Annex A to this Agreement.

ARTICLE II

SECTION 2.0  CLOSING.

2.1 Actions at Closing. At or prior to the Closing, in reliance upon the representations and warranties set forth herein and subject to the satisfaction (or waiver by the applicable party) of the conditions set forth herein, FMC and Harsco shall (or shall cause their respective Affiliates to) accomplish the following actions and consummate the following transactions:

2.1.1 A Certificate of Good Standing shall have issued by the Delaware Secretary of State with respect to FMC. An appropriate Certificate of Incorporation for Harsco L.P. shall have been filed with the Secretary of State of the State of Delaware. A Certificate of Good Standing shall have issued by the Delaware Secretary of State with respect to Harsco L.P. and appropriate By-Laws shall have been adopted. FMC and Harsco L.P. shall have executed and filed in the Office of the Secretary of State of Delaware a Certificate of Limited Partnership, thereby forming a Delaware limited partnership to be known as United Defense, L.P.; and

2.1.2 Except for the Novation Agreement, the Operative Documents not theretofore executed and delivered shall be executed and delivered. Those agreements which have been attached hereto as Exhibits at the Signing Date shall be executed and delivered substantially in the respective forms attached to this Agreement, and those agreements which have not been attached hereto as Exhibits at the Signing Date shall be in form and substance satisfactory to the parties when executed; and

2.1.3 Except as otherwise agreed by the parties in writing, FMC shall transfer, or cause to be transferred, to the Partnership the FMC Assets and the FMC Liabilities (provided, that FMC may elect not to transfer accounts receivable equal to its estimate of the excess, if any, of the Net Book Value of the FMC Assets and FMC Liabilities (with such accounts receivable included) over FMC's Target Net Asset Value); and

2.1.4 Except as otherwise agreed by the parties in writing, Harsco shall transfer, or cause to be transferred, to the Partnership the Harsco Assets and the Harsco Liabilities (provided, that Harsco may elect not to transfer accounts receivable equal to its estimate of the excess, if any, of the Net Book Value of the Harsco Assets and Harsco Liabilities (with such accounts receivable included) over Harsco L.P.'s Target Net Asset Value); and

2.1.5  If the estimated Net Book Value of the transfer under 2.1.3 or
2.1.4 above is less than the Target Net Asset Value for the affected party, such party shall transfer or cause to be transferred to the Partnership an amount of additional cash or a demand note in the form of Exhibit A equal to the difference between such estimated Net Book Value and such Target Net Asset Value. The aggregate transfers by or on behalf of each of FMC and Harsco L.P. pursuant to Sections 2.1.3, 2.1.4 and 2.1.5 shall constitute each party's Initial Capital Contribution subject to adjustment pursuant to Section 2.3.3; and

2.1.6  The Partnership shall execute the Assumption Agreement (or
Agreements), substantially in the form of Exhibit B hereto, necessary to assume the Liabilities.

2.2 Time and Place of Closing. The Closing shall take place at the offices of FMC, 200 East Randolph Drive, Chicago, Illinois. The parties intend to Close effective as of 12:01 A.M. Chicago time on January 1, 1994. The parties agree that if the Closing has not occurred by February 1, 1994 or such later date as the parties mutually agree, either Parent may by written notice to the other Parent, advise the other Parent of its intention not to proceed with the transactions contemplated herein and in the other Operative Documents, without any penalty or any obligation of any sort owed to any other party other than any ongoing obligations of confidentiality contained in the Confidentiality Agreement, attached hereto as Exhibit C, other than any liability for prior breach of this Agreement and other than any liability under Section 5.17 or Section 7.11.

In order to effectuate the foregoing intent to Close effective as of 12:01 A.M. Chicago time on January 1, 1994 if all conditions to Closing (other than those set forth in Sections 3.2, 3.5, 3.7 and 3.14 to 3.18) have not been met or waived by such date, each Parent agrees (i) to close the financial books of its Defense Business as of December 31, 1993 and (ii) to calculate, within fifteen Business Days following the actual date of Closing, the amount of cash flow of its Defense Business from January 1, 1994 to the actual date of Closing and to remit such amount to the Partnership by such fifteenth Business Day; provided, however, that if either Parent's Defense Business has negative cash flow during such period, the Target Net Asset Value of such Parent's Partner shall be reduced by the amount of such negative cash flow. It is the parties' intention (i) to close on January 28, 1994, (ii) that the Partnership will assume all Liabilities and the Parents will transfer all Assets on the actual date of Closing and (iii) that the Preliminary Closing Balance Sheets will be audited as of January 1, 1994 based on the Assets and Liabilities that would have been contributed or transferred to the Partnership if the actual date of Closing had been January 1, 1994. The Accountants shall review the Partners' respective cash flow calculations to determine whether such calculations are consistent with the cash flow that the Partnership would have received had the Closing occurred on January 1, 1994. In the event that the Accountants determine that there is an inconsistency in any Partner's calculation, such Partner shall make an adjustment to the amount of cash flow remitted by it in accordance with the Accountants' determination.

2.3  Post-Closing Adjustments.

2.3.1 Preliminary Closing Balance Sheets. As soon as practicable, but in no event more than 45 days, after the actual date of Closing, each Parent will prepare (and the Partnership will assist and cooperate in such preparation at no cost to the Parents) a balance sheet as of January 1, 1994 for its Defense Business which reflects the Assets and Liabilities which would have been contributed or transferred to the Partnership at the Closing had the Closing occurred on January 1, 1994 (the "Preliminary Closing Balance Sheet"). Each of the Preliminary Closing Balance Sheets (i) will be audited and reported on by such Parent's certified public accountants as being in accordance with GAAP and the Principal Accounting Procedures, prepared on a basis consistent with the appropriate Pro Forma Balance Sheet, except as set forth on
Schedule 2.3.1 and (ii) will reflect the types of Assets and Liabilities reflected on the Pro Forma Balance Sheet and the cash and any demand note contributed or transferred to the Partnership by such Parent and its Affiliates (and no other assets or liabilities). Each Parent and its representatives will be entitled to review such Preliminary Closing Balance Sheet and all relevant books, records and workpapers of the other Parent and its accountants.

2.3.2 Final Closing Balance Sheets. Within 30 days after its receipt of the other Parent's Preliminary Closing Balance Sheet, each Parent shall notify the other whether it accepts or disputes the accuracy of the Preliminary Closing Balance Sheet. If such reviewing Parent accepts the preparing Parent's Preliminary Closing Balance Sheet, such Preliminary Closing Balance Sheet shall be deemed to be the final balance sheet as of the end of business on the Closing Date ("Final Closing Balance Sheet"). If the reviewing Parent disputes the accuracy of the Preliminary Closing Balance Sheet, it will in the notice of such dispute set forth in reasonable detail those items that it believes are not fairly presented and the reasons for its opinion. The parties shall then meet and in good faith use all reasonable efforts to resolve their disagreements over the disputed items on such Preliminary Closing Balance Sheet. If the parties resolve their disagreements in accordance with the foregoing sentence, the Preliminary Closing Balance Sheets with those modifications to which the parties will have agreed shall be deemed to be the Final Closing Balance Sheets. If the parties have not resolved their disagreements over the disputed items on the Preliminary Closing Balance Sheets within 20 days after notice of the dispute was given, the parties shall jointly select an independent accounting firm of national reputation, and such firm will make, within 30 days after its engagement, a binding determination of those disputed items in accordance with the terms of this Participation Agreement. The Preliminary Closing Balance Sheets with such modifications as determined by such independent accounting firm to be appropriate will be deemed to be the Final Closing Balance Sheets. The fees and expenses of each Parent in connection with the preparation of its Preliminary and Final Closing Balance Sheets will be paid by such Parent, and the fees and expenses of any independent accounting firm will be shared equally by the Parents.

2.3.3 Post-Closing Payment If either Partner's estimated Initial Capital Contribution pursuant to Sections 2.1.3, 2.1.4 and 2.1.5 as shown on its Final Closing Balance Sheet is less than such Partner's Target Net Asset Value, then FMC or Harsco L.P., or both, as the case may be, will, within three Business Days of the final determination of such Final Closing Balance Sheet, pay to the Partnership cash or assign to the Partnership accounts receivable of its Defense Business equal to such difference. Any such payment or assignment required to be made to the Partnership by FMC or Harsco L.P. shall bear interest at the rate of three month LIBOR at the actual date of Closing, plus 100 basis points, from the actual date of Closing through the date such payment is made. If accounts receivable are assigned in lieu of cash, the assigning Partner shall pay interest, at the rate of three month LIBOR at the actual date of Closing, plus 100 basis points, on such receivables from the actual date of Closing to the earlier of the date on which such account receivable is collected in full or the date on which such account receivable is repurchased in its entirety by the assigning Partner pursuant to Section 5.14. If either Partner's estimated Initial Capital Contribution pursuant to Sections 2.1.3, 2.1.4 and 2.1.5 as shown on its Final Closing Balance Sheet is greater than such Partner's Target Net Asset Value, then the Partnership will within three Business Days of the final determination of such Final Closing Balance Sheets transfer to FMC or Harsco L.P., as the case may be, an amount in accounts receivable or demand notes contributed by such Partner equal to such excess. If there are insufficient accounts receivable and demand notes for this purpose, the Partnership shall issue a one-year promissory note to such Partner for the remainder of such excess estimated Initial Capital Contribution. Such Promissory Note shall be in the form attached hereto as Exhibit D and shall be repaid in full prior to making any distributions to any Partner other than distributions pursuant to Sections 6.1, 6.2 and 6.3 of the Partnership Agreement. Any such payment in accounts receivable or demand notes required to be made by the Partnership to FMC or Harsco L.P. shall bear interest at the rate of one year LIBOR at the actual date of Closing, plus 100 basis points, from the actual date of Closing through the date such payment is made. Any one-year promissory note delivered by the Partnership to either FMC or Harsco L.P. shall bear interest from the actual date of Closing at the rate of one year LIBOR at the actual date of Closing, plus 100 basis points.

ARTICLE III

SECTION 3.0 CONDITIONS PRECEDENT TO CLOSING. The obligation of a party hereto (a "Closing Party") to complete the transactions contemplated hereunder ("Close") is subject to the fulfillment or waiver at or before the Closing of the conditions set forth in this Article III. The Closing of the transactions contemplated hereby constitutes a waiver by each party hereto of any nonfulfillment of a condition set forth below solely for purposes of its obligation to Close.

3.1 Performance. Each other Closing Party and each other party to any other Operative Documents which is not an Affiliate of such other Closing Party (the "Condition Party") shall have performed and complied with each agreement and condition in each Operative Document required to be performed or complied with by such Condition Party at or before the Closing, except for the Novation Agreement which will be entered into following the Closing and except to the extent that such noncompliance by any other Condition Party would not have a Material Adverse Effect on the Partnership.

3.2 Authorization, Execution and Delivery of Operative Documents. Except for the Novation Agreement, each Operative Document shall have been duly authorized, executed and delivered by each Condition Party which is a party thereto and executed and delivered by the Partnership and an executed counterpart shall have been delivered to such Closing Party. The Partnership Agreement shall have been duly authorized, executed and delivered by the Partners, a Certificate of Limited Partnership shall have been filed with the Secretary of State of Delaware and the Registration Rights Agreement shall have been duly authorized, executed and delivered by the respective parties thereto.

3.3 Governmental and Private Actions; Burdensome Governmental Conditions. There shall be no pending or threatened Burdensome Governmental Condition with respect to the transactions contemplated hereby and no known DOJ or FTC antitrust investigation pending or in progress with respect to such transactions. Except for execution and delivery of the Novation Agreement, all Governmental Actions (other than routine qualifications and permits to do business intended to be obtained as needed and other than employee pension and thrift plan approvals) and all Private Actions (except for third-party Consents to Restricted Contracts, which are governed by Section 5.11 hereof) required to be taken, given or obtained that are necessary in connection with the transactions contemplated by any Operative Document shall (i) have been taken, given or obtained on terms reasonably satisfactory to each Parent, (ii) be in full force and effect as of the Closing and
(iii) not be subject to any Burdensome Governmental Condition.

3.4 Governmental Rules. No Governmental Rule shall have been instituted or issued to set aside, restrain, enjoin or prevent the consummation of the transactions contemplated by any Operative Document. No change shall have occurred since the Signing Date in any Governmental Rule that, in such Closing Party's reasonable opinion, would make it illegal for such Closing Party, any Affiliate of such Closing Party or the Partnership to consummate the transactions contemplated by the Operative Documents or subject such Closing Party, any Affiliate of such Closing Party or the Partnership to any substantial penalty or other substantial liability under or pursuant to any existing Governmental Rule.

3.5 Standard Closing Documents. Such Closing Party shall have received, with respect to each other Closing Party:

3.5.1 a certificate or certificates dated the Closing Date of a senior corporate officer, secretary or other appropriate authorized signatory of such Closing Party certifying as to:

3.5.1.1 the corporate charter and bylaws, recently certified, in the case of the charter, by the secretary of state or similar Governmental Authority of the jurisdiction in which such Closing Party is incorporated, or the equivalent for a partnership, to the extent that such certification legally exists;

3.5.1.2 the absence of amendments since the date of the last amendment shown on the official evidence as to such charter furnished pursuant to this Section 3.5.1;

3.5.1.3 resolutions, delegations or other written evidence of corporate or other action of the appropriate authority within such Closing Party and, if applicable, the stockholders or partners of such Closing Party duly authorizing or ratifying its execution, delivery and performance of each Operative Document to which it is or is to be party and the absence of other resolutions, delegations or such other corporate action relating thereto;

3.5.1.4 the absence of proceedings for the merger, consolidation, sale of all or substantially all assets, dissolution, liquidation or similar proceedings with respect to such Closing Party; and

3.5.1.5 the incumbency and signatures of the individuals authorized to execute and deliver documents on such Closing Party's behalf;

3.5.2 recent official evidence from appropriate Governmental Authorities as to (A) charter documents on file and good standing in such Closing Party's jurisdiction of organization and (B) in the case of the Partners, qualification to do business in each jurisdiction in which its Defense Business is required to be qualified, which shall be at least one jurisdiction; and

3.5.3 an opinion of counsel to such Closing Party with respect to the matters set forth in Exhibit E hereto, dated as of the actual date of Closing.

3.6 Representations and Warranties. The representations and warranties of each Closing Party in Article IV shall be true and correct at and as of the Signing Date and the actual date of Closing, in each case in all material respects, except as otherwise contemplated by this Agreement.

3.7  Officer's Certificates.

3.7.1 Each Closing Party shall have received an officer's certificate (or a similar certificate) from the Secretary (or more senior officer) of each of the other Closing Parties (other than the Partnership) dated the Closing Date certifying that the conditions set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6 and 3.8 have been satisfied as to such Closing Party.

3.7.2 FMC shall have received a Secretary's Certificate from the Corporate Secretary of Harsco certifying to the fact that as of both the Signing Date and the actual date of Closing, Harsco L.P. was and is a wholly-owned Subsidiary of Harsco.

3.8 No Material Adverse Change. Since the Signing Date, there shall not have occurred any material adverse change in (i) the assets, liabilities, operations, financial condition or prospects of either Defense Business or (ii) the financial condition of either Parent, on a consolidated basis together with its Affiliates.

3.9 Insurance. All insurance policies and programs reflected on Exhibit A to the Partnership Agreement shall be in full force and effect on the actual date of Closing and all premiums, commissions and fees then due thereon shall have been paid (or arrangements, reasonably satisfactory to Harsco, shall have been made for such payment).

3.10 Due Diligence. The results of any due diligence investigation by each Closing Party shall not have revealed any event or condition not disclosed to such Closing Party prior to the Signing Date that would have a Material Adverse Effect on the Partnership.

3.11 Proceedings, Opinions and Documents. All opinions, certificates and other documents to be delivered to such Closing Party pursuant to
Section 2.0 and this Article III and all proceedings in connection with the transactions contemplated by Section 2.0 and this Article III shall be reasonably satisfactory to such Closing Party. Such Closing Party shall have received (i) evidence reasonably satisfactory to it that each condition set forth in this Article III has been satisfied and (ii) copies of all other documents and other evidence as it may reasonably request, in form and substance reasonably satisfactory to it, with respect to such transactions and the taking of all necessary corporate or other proceedings in connection therewith.

3.12 Partnership Capitalization. The Parents shall have paid or caused to be paid their respective portions of initial cash contributions required to be made by the Closing Date pursuant to Sections 2.1.3,
2.1.4 and 2.1.5 of this Agreement as of the actual date of Closing.

3.13 Novation Agreement. There shall have been no written statements from DOD that it will only novate the Contracts to which it is a party on terms that would have an adverse effect on the Partnership or any Parent or that it will not approve novation of such Contracts.

3.14 Intellectual Property Agreements. FMC and Harsco shall have each entered into Intellectual Property Agreements with the Partnership, substantially in the forms of Exhibits F-1 and F-2 hereto, and Limited Non-Exclusive Licenses with the Partnership.

3.15 Lease Agreement. FMC and the Partnership shall have entered into the Lease Agreement, substantially in the form of Exhibit G hereto.

3.16 Management Services Agreement. FMC shall have entered into a Management Services Agreement with the Partnership, substantially in the form of Exhibit H hereto.

3.17 Partnership Agreement. FMC and Harsco L.P. shall have entered into the Partnership Agreement, substantially in the form of Exhibit I.

3.18 Registration Rights Agreement. FMC, Harsco and the Partnership shall have entered into the Registration Rights Agreement, substantially in the form of Exhibit J hereto.

3.19  Effects Bargaining.  To the best of each Closing Party's
Knowledge, any "effects bargaining" by Harsco and FMC with their respective Defense Business collective bargaining representatives shall not have resulted in claims or demands by either collective bargaining representative which would have a reasonable likelihood of resulting in a Material Adverse Effect on the Partnership.

3.20 Title Insurance. Each of FMC and Harsco shall have delivered to the Partnership (i) at least ten Business Days prior to the actual date of Closing, a commitment, issued by a title insurance company reasonably acceptable to the other Parent, to insure the Owned Property contributed by it to the Partnership, showing title to such property in such contributing Parent, (ii) an ALTA owner's title insurance policy (4-6-90 version or the most recent version in use in the state where any particular parcel of Owned Property is located) in the amount of $7,821,000 in the case of FMC's Owned Property and $12,700,000 in the case of Harsco's Owned Property, containing no exceptions other than those listed (or not required to be listed) on Schedule 4.8.2A or 4.8.2B and insuring fee simple title to all Owned Property contributed by it to the Partnership (the cost of which policy shall be paid for or reimbursed by the Partnership after the Closing) and (iii) limited warranty deeds in recordable form conveying to the Partnership such Owned Property.

ARTICLE IV

SECTION 4.0 REPRESENTATIONS AND WARRANTIES. Each of the Parents represents and warrants to the other Parent and the Partnership, and, with respect to Sections 4.1 through 4.4, the Partnership represents and warrants to both Parents, at and as of the Signing Date and the actual date of Closing that:

4.1 Organization; Ownership; Interest, Etc. It and each of its Defense Affiliates is, or will be by the actual date of Closing, in the case of its Defense Affiliates, duly organized or established, validly existing and in good standing under the laws of its jurisdiction of organization or establishment and it and each of its Defense Affiliates has, or will have by the actual date of Closing, in the case of its Defense Affiliates, the power and authority to carry on its business as then conducted, to own or hold under lease its properties and to enter into and perform its obligations under each Operative Document to which it is or is to be a party.

It and each of its Defense Affiliates is or, in the case of its Defense Affiliates, will be in timely fashion duly organized, qualified to own or lease its properties and generally to conduct business as currently or proposed to be conducted in each jurisdiction necessary for purposes of the transactions contemplated by the Operative Documents. All of the ownership interest in Harsco L.P. will be held by Harsco free from any Liens on the actual date of Closing.

4.2 Authorization; No Conflict. It and each of its Defense Affiliates has or, in the case of its Defense Affiliates, will have by the actual date of Closing, duly authorized by all necessary action the execution, delivery and performance of each Operative Document to which it is or is to be a party, and, except as set forth on Schedule 4.2, neither its execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance therewith does or will (i) require any approval of its stockholders not theretofore obtained or any approval or consent of any trustee or holders of any of its Debt or obligations, (ii) contravene any Governmental Rule applicable to or binding on it or any of its properties, (iii) contravene or result in any breach of or constitute any default under, or result in the creation of any Lien (other than Permitted Liens) upon any of its property under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, loan or credit agreement, charter, bylaw or other agreement or document to which it is a party or by which it or any of its properties is bound or affected or (iv) require the taking of any Governmental Action or any Private Action, in each case except such as have been, or by the actual date of Closing will be, duly obtained, made, taken or waived (except, in the cases of clauses (ii), (iii) and (iv), as would not have a Material Adverse Effect on such Parent, its Defense Business or the Partnership).

4.3 Enforceability. It and each of its Affiliates, as applicable, have duly executed and delivered this Agreement, and this Agreement constitutes, and each other Operative Document to which it and each of its Defense Affiliates, as applicable, are or are to be parties upon execution and delivery thereof by it or the applicable Defense Affiliate will constitute, its or the applicable Defense Affiliate's legal, valid and binding obligation, enforceable against it or the applicable Defense Affiliate in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

4.4 Proceedings. Except as set forth on Schedule 4.4, there are no actions or proceedings pending or, to its Knowledge, threatened, before any Governmental Authority that, if adversely determined against it, would have a Material Adverse Effect on such Parent, its Defense
Business or the Partnership.

4.5 Special Purpose Representation as to Partners. In the case of any Affiliate that will become a Partner in the Partnership, such Partner on the actual date of Closing: (i) will be duly incorporated and sufficiently capitalized to meet its then current obligations to make contributions to the Partnership; (ii) will not have conducted any business other than to enter into and perform its obligations under the Operative Documents; (iii) will have no outstanding Debt or other obligations other than Debt owed to its Parent or pursuant to the Operative Documents and Contracts to which it is a party; and (iv) will not be a party to or be bound by any contract or other document other than such Operative Documents to which it is a party, its organizational documents, and such other documents, agreements and contracts between it, its Parents and Affiliates of its Parents necessary and desirable to enable it fully to perform the functions and activities contemplated by this Agreement and the other Operative Documents.

4.6 No Defaults; Operative Documents and Contracts. It has not received any notification to the effect that any material Contract is not in full force and effect or will not be immediately after the Closing, and it has not received any notification of default, repudiation or disaffirmance from any other party thereto and has no reason to believe that any material Contract will not be in full force and effect immediately after the Closing, except to the extent that such event or condition as would not have a Material Adverse Effect on such Parent, its Defense Business or the Partnership.

4.7 No Outstanding Rights. There are no outstanding rights, options, agreements or other commitments and on the actual date of Closing, except as provided in the Operative Documents or the Schedules attached thereto, there will be no outstanding rights, options, agreements or other commitments, giving any Person any current or future right to require such Partner, its Parent or any of their Affiliates (or, following the actual date of Closing, the Partnership) to transfer to any Person any ownership or possessory interests in any Assets, Contracts and Liabilities of such Partner, its Parent or any of their Affiliates.

4.8  Title and Liens.

4.8.1 Title to Assets Other Than Real Property. Such Partner or one of its Affiliates has, and at the Closing, the Partnership shall receive, good title to all tangible Assets other than Real Property that are purportedly owned, free and clear of all Liens, other than Permitted Liens.

4.8.2 Title to Real Property. Schedules 4.8.2A and 4.8.2B set forth a complete list of all real property and interests in real property owned in fee by the FMC Defense Business and the Harsco Defense Business, respectively, that will be transferred to the Partnership at Closing (individually, an "Owned Property"). Schedules 4.8.2A and 4.8.2B also set forth a complete list of all real property and interests in real property owned or leased by the FMC Defense Business and the Harsco Defense Business, respectively, that will be leased by the Partnership as the tenant or lessee thereof after the Closing (individually, a "Leased Property") and identify any material leases relating thereto. Except as set forth on Schedule 4.8.2A or 4.8.2B, each Parent has (i) good and marketable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property, including subleases, in each case free and clear of all mortgages, liens, leases, security interests, easements, covenants, rights-of-way and other similar restrictions or encumbrances of any nature whatsoever, except
(a) Permitted Liens, (b) easements, covenants, rights-of-way and other similar restrictions or encumbrances of record and (c) (i) zoning, building and other similar restrictions, (ii) mortgages, liens, leases, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which either Defense Business has easement rights appurtenant to or used in connection with any Owned Property or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements and rights-of-way, encroachments and discrepancies in area or boundary lines, none of which items set forth in clauses (b) and (c) above, individually or in the aggregate, materially impair the continued use and operation in either Defense Business, as presently conducted, of the property to which they relate and the improvements located on such property.

4.9 Assets in Good Condition and Working Order. To its Knowledge, all property, plant, equipment and inventories included in each Parent's Assets are in normal working order, except for ordinary wear and tear, retirements in the ordinary course of business, normal maintenance and repair and breakdowns that do not significantly affect normal operations. All inventories included in each Parent's Assets are accurately valued and carried on an average cost basis and, except for such inventories that constitute Slow-Moving Inventory (i) are usable or saleable in the normal course of the Parent's Defense Business; (ii) at the actual date of Closing, will not be excessive in kind or amount in light of prior inventory levels at comparable periods and anticipated sales; and (iii) are reasonably adequate and sufficient in kind and amount with respect to actual sales commitments as of the date hereof and anticipated sales commitments, in light of historic rates of inventory turnover. Except as shown on Schedules 4.9A and 4.9B, there is not, with respect to such Partner's accounts receivable, any known existing default or any receivable that such Partner does not reasonably expect to collect within six months of the actual date of Closing, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership. Attached hereto as Schedules 4.9A and 4.9B are schedules of aged accounts receivable of the FMC Defense Business and the Harsco Defense Business, respectively. On the actual date of Closing, each Parent will submit to the Partnership an updated list of aged receivables being transferred to the Partnership.

4.10 Contracts, Etc. Set forth on Schedule 4.10 are lists of all contracts, agreements, licenses and commitments relating to its Defense Business which: (a) provide for the sale or other disposition of products or services to customers of, or for the purchase of raw materials, products or services from suppliers to, such Defense Business (excluding consulting contracts, sales representative agreements, marketing agreements and lobbying agreements), other than contracts, agreements, licenses and commitments which individually (i) do not involve future payments or receipts of more than $1,000,000 or (ii) permit cancellation by either Parent or any Defense Affiliate thereof upon 90 or fewer days' notice without any liability, penalty or premium in excess of $100,000; (b) provide the terms and conditions pursuant to which distributors, distributor branches, service dealers and direct dealers (foreign and domestic) provide Defense Business products, service and parts to end user customers or relating to the compensation of or termination of arrangements with such persons or entities by either Defense Business; (c) set forth the terms of any material subcontracts, joint ventures, teaming arrangements, collective bargaining agreements, leases, employment, confidentiality or non-competition agreements, related party transactions or arrangements, guarantees, debt instruments, off-sets with foreign governments or intellectual property agreements; (d) are otherwise material to the business, operations, financial condition or prospects of the Partnership; or (e) provide for the procurement by either Parent of consulting, sales representative, marketing or lobbying services, regardless of the amount involved in each such contract. The list of Contracts set forth on Schedule 4.10 shall indicate those Contracts for which a novation agreement or consent to assignment of contract may be required and shall be separated into the following categories: (i) government contracts; (ii) consulting contracts; (iii) sales representative contracts; (iv) lobbying contracts; (v) supply, services, and vendor contracts; and (vi) other contracts. True and complete copies (or originals, if available) of all Contracts that are listed on
Schedule 4.10 shall be made available, as requested, to the other Parent for review as soon as practically possible. There are no known liabilities in excess of $100,000 in the aggregate with regard to all classified U.S. Government contracts to which such Partner is a party. Each contract providing for the provision of products and services to customers by either Parent shall be designated as either an Active Contract or an Inactive Contract on Schedule 4.10. Except as set forth in Schedule 4.10, to its Knowledge, there is not, with respect to the Contracts, any existing default, or an event of default, or event which with due notice or lapse of time or both would constitute a default or an event of default, on the part of FMC or Harsco, as the case may be, or the other party thereto, except such defaults, events of default and other events which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership. Except as disclosed in
Schedule 4.10 (or as not required to be disclosed), no other contract exists which would bind the Partnership or which would restrict the ability of the Partnership to consummate the transactions contemplated hereby or engage in any business within its Scope of Activity.

4.11 Legal Matters. Except as set forth on Schedule 4.11 and except for provisions in any contract with the U.S. Government that permit the U.S. Government to terminate such contract for its convenience, neither Parent nor any Subsidiary thereof is subject to any Governmental Rule, Private Action or contract or agreement that may have a Material Adverse Effect on the Partnership. There are no material legal impediments to the operation of such business activity within the Scope of Activity in the ordinary course. Except as set forth in Schedule 4.11, there is no governmental or private litigation, arbitration or other proceeding or investigation by any Governmental Authority pending or, to the Knowledge of such Parent, threatened against such Parent or any Subsidiary thereof that would materially and adversely affect the Assets or Contracts (including their transfer to or use by the Partnership), the Liabilities or the continued operation of such Assets or Contracts by the Partnership in the manner in which they have been operated by each of the Parents to date or have a Material Adverse Effect on the Partnership. Further, except as set forth on Schedule 4.11, there currently exist no judgments unsatisfied against either Parent or any of its Affiliates in connection with its Defense Business, nor any consent decree or injunction to which it is subject. Except as set forth in
Schedule 4.11, neither FMC nor Harsco is aware of any unfair labor practice on its part or any acts or omissions on its part which are reasonably expected to constitute an unfair labor practice under the National Labor Relations Act.

4.12 Liabilities. Except for liabilities of the types and in the amounts set forth on the Pro Forma Balance Sheet or the Final Closing Balance Sheet and liabilities otherwise disclosed on Schedule 4.12 or on any other Schedule to this Agreement, there are no liabilities or obligations of any kind (absolute, accrued, contingent or otherwise), including, but not limited to, liabilities or obligations relating to or arising out of the operation of either Defense Business, that are reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on such Parent's Defense Business or the Partnership.

4.13 No Broker's or Finder's Fees. Neither Parent nor any Subsidiary has incurred any liability for any broker's or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby which will, directly or indirectly, become the responsibility of, or be borne by, the Partnership or the other Parent or any Affiliate thereof.

4.14 Financial Information. Attached hereto as Schedule 4.14A or 4.14B, as the case may be, is such Partner's good faith estimate at the time of preparation thereof, based on reasonable assumptions, of the projected September 30, 1993 balance sheets (each a "Pro Forma Balance Sheet") of its Defense Business, except as noted therein. Each Pro Forma Balance Sheet has been prepared in accordance with GAAP and such Parent's historical accounting procedures with respect to its Defense Business, except as noted therein.

4.15  Events Subsequent to December 31, 1992.  Except as indicated in
Schedule 4.15 with respect to it, from and after December 31, 1992, neither Parent, with respect to its Defense Business, has: (i) suffered or experienced any material adverse change in its financial condition, Assets, Liabilities, business, results of operations, net worth or prospects, other than changes in the ordinary course of business, none of which (individually or in the aggregate) has been materially adverse to its financial condition, Assets, Liabilities, business, results of operation, net worth or prospects; (ii) suffered any damage, destruction or loss, whether or not covered by insurance, which adversely affects its properties, Assets or business in any material respect; (iii) made or granted any increase in the compensation payable or to become payable to any employees, or any increase in any bonus, insurance, pension or other employee benefit arrangement to, for or with any such employees, other than in the ordinary course of business or terminated, given notice of termination to or received notice of the resignation of any key employee; (iv) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets; (v) sold, licensed or transferred, or agreed to sell, license or transfer, any of its assets, other than in the ordinary course of business; (vi) sold or transferred, or agreed to sell or transfer, any material patents, trademarks, trade names, copyrights, licenses, rights to special processes or other intangible assets previously used in its operations; (vii) agreed to any material amendment to or termination of a Contract, or entered into, accelerated, terminated or modified any Contract, lease, sublease, rental agreement or license, in any such case involving more than $1,000,000; (viii) incurred any new commitment (through negotiations or otherwise) or liability to any labor organization; (ix) entered or agreed to enter into any agreement or arrangement granting preemptive rights, preferential rights or rights of first refusal with respect to its Assets; (x) delayed or postponed beyond its normal and usual practice the payment of any accounts payable and other liabilities; (xi) canceled, compromised, waived, settled or released outside of the ordinary course of business any right or claim (or series of related rights and claims) involving more than $1,000,000; or (xii) entered into any other material transaction other than in the ordinary course of business as theretofore conducted.

4.16 Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by each Parent of the transactions contemplated hereby, except for: (i) those that have been obtained, (ii) the Novation Agreement, (iii) circumstances where the failure to obtain such consent, authorization, order or approval would not have a Material Adverse Effect on such Parent's Defense Business or the Partnership and (iv) those set forth in Schedule 4.16.

4.17 Notice of Governmental Authorization and Compliance With Laws. Since January 1, 1988, except as set forth on Schedule 4.17, with respect to its Assets and its Defense Business, it has not received any written notification of any asserted present or past failure to comply in any material respect with any applicable laws, regulations or other requirements of any Governmental Authority having jurisdiction over it, except for such noncompliance as would reasonably be expected not to have a Material Adverse Effect on such Parent's Defense Business or the Partnership. With respect to its Assets and its Defense Business, it has obtained all material permits, certificates, licenses, approvals and other authorizations (other than pursuant to the Novation Agreement) required in connection with its present operations, none of which will lapse, expire, terminate, be revoked or rescinded or otherwise become lost or unavailable to the Partnership by reason of the transactions contemplated by this Agreement. To the best of its Knowledge, the Assets and the Defense Business have been operated in compliance in all material respects with all terms and conditions of any and all material permits, licenses and authorizations. Since January 1, 1988, except as set forth on Schedule 4.17, there has been no (a) criminal proceeding (whether regarding a felony or misdemeanor offense) threatened in writing or commenced with respect to its Defense Business, however resolved, (b) suspension or debarment proceeding threatened in writing or commenced by any Governmental Authority, (c) civil proceeding under the False Claims Act, as amended, commenced with respect to its Defense Business, however resolved, or (d) claim made or threatened in writing by any Governmental Authority under the Truth in Negotiations Act or under the Foreign Corrupt Practices Act of 1977, each as amended.

4.18 Government Contracts. Except as set forth in Schedule 4.18, it has not received, with respect to its Assets, notice of any default under or notice of any violation of the terms of any government contract which relates to its Defense Business, either directly or as a subcontractor, consultant or otherwise. Except for routine audits in the ordinary course of business and as set forth in Schedule 4.18, it is not participating in any investigation by any Governmental Authority relating to its government contracts, billings, claims or business practices that could lead to criminal or civil penalties, and, to its Knowledge, it is not the subject of any such investigation relating to its Defense Business. Except as set forth in Schedule 4.18, since January 1, 1983 it has not been and is not debarred or suspended by any Governmental Authority from bidding for or obtaining any government contract (including as a result of any listing proceeding under 40 C.F.R. Part 15), and no such proceeding is pending, or to its Knowledge, threatened, which could result in the debarment or suspension of it or any part of its Defense Business.

4.19 Capital Stock and Equity Interests of Defense Affiliates and Defense Subsidiaries. Schedule 4.19 sets forth for each Defense Affiliate and Defense Subsidiary, as applicable, the amount of its authorized capital stock, the amount of its outstanding capital stock, the record owners of its outstanding capital stock, or the record owners of its partnership interests and such record owners' percentage ownership. All the outstanding shares of capital stock of each Defense Affiliate and Defense Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on
Schedule 4.19, the shares of capital stock or partnership interests of any Defense Affiliate or Defense Subsidiary have not been issued in violation of, and none of such shares of capital stock or partnership interests is subject to, any preemptive or subscription rights. Except as set forth on Schedule 4.19, there are no shares of capital stock or other equity securities or partnership interests of any Defense Affiliate or Defense Subsidiary outstanding. Except as set forth on
Schedule 4.19, there are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement or any other Operative Document) pursuant to which the Partnership is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of any Defense Affiliate or Defense Subsidiary, and there are not any equity securities of any Defense Affiliate or Defense Subsidiary reserved for issuance for any purpose. Except as set forth on Schedule 4.19, each Parent directly or through one or more wholly-owned subsidiaries has good and valid title to all the outstanding shares of capital stock or partnership interests of each Defense Subsidiary, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions whatsoever, and all outstanding shares of capital stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.19, neither Defense Business directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership or other entity.

4.20  Intellectual Property Rights.

4.20.1 The Transferred Intellectual Property Rights, Licensed Intellectual Property and Licensed Third Party Rights comprise all of the intellectual property rights necessary for the operation of its Defense Business as currently conducted or proposed to be conducted; it owns, possesses with the right to use or has a valid and enforceable license with respect thereto free and clear of all liens, security interests, encumbrances and other restrictions and no claim by any third party contesting the validity, enforceability, use, possession or ownership of any of the Transferred Intellectual Property Rights or Licensed Intellectual Property is currently outstanding or known to be threatened.

4.20.2 Schedule 4.20 sets forth a complete and correct list of its Statutory Rights and Marks constituting Transferred Intellectual Property Rights and Licensed Intellectual Property and all licenses or other agreements (including teaming agreements) to which it is a party relating to Licensed Third Party Rights and/or Transferred Intellectual Property Rights or Licensed Intellectual Property. The Transferred Intellectual Property Rights will be transferred and/or assigned to the Partnership at the Closing.

4.20.3 The loss or expiration of any Statutory Right or Mark or related group of Statutory Rights or Marks would not have a Material Adverse Effect and no such loss or expiration is threatened, pending or reasonably foreseeable; neither Parent (or any of its Defense Affiliates) has received any notice of, nor is aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of its Data Rights, Statutory Rights, Marks or Licensed Third Party Rights (including, without limitation, any demand or request that such Parent or its Defense Affiliates license any rights from a third party).

4.20.4 The transactions contemplated by this Agreement will have no material adverse impact on the right, title and interest in the Transferred Intellectual Property Rights or Licensed Intellectual Property or the licenses and other agreements relating to the Licensed Third Party Rights. It has taken the necessary action to maintain and protect the Statutory Rights and Marks prior to Closing.

4.21 Employee Benefits and Contracts. With respect to employee benefit programs and contracts applicable to Plan Participants or other persons:

4.21.1 Except as set forth on Schedule 4.21.1, neither Parent, with respect to its Defense Business, maintains, contributes to or is a party to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) or fringe benefit plans or programs, (iv) invention and disclosure agreements and secrecy agreements, or (v) employment contracts, letters of employment, competition agreements, compensation, commission, bonus, fee or profit sharing agreements or stock purchase agreements. Unless stated otherwise, when used in this Section 4.21, the terms "Pension Plan" and "Welfare Plan" refer to such respective pension and welfare plans of Harsco and FMC as listed on Schedule 4.21.1.

4.21.2 Neither Parent, with respect to its Defense Business, within the last five years, has contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA). Neither Parent, with respect to its Defense Business, is aware of any circumstances which would or could subject it or any successor to withdrawal liability pursuant to the Multiemployer Pension Plan Amendments Act.

4.21.3 Neither Parent, with respect to its Defense Business, maintains or contributes to any plan which provides health, accident or death benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or as disclosed on Schedule 4.21.1.

4.21.4 To each Parent's Knowledge, each Pension Plan and Welfare Plan (and related trust and insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and Federal securities laws; and, with the exception of the Nonqualified Plans listed on Schedule 4.21.1 and identified as such, the Pension Plans meet the requirements of "qualified plans" under
Section 401(a) of the Code, each trust related thereto has been determined to be exempt from tax pursuant to section 501(a) of the Code, each such Pension Plan has received a favorable determination letter from the Internal Revenue Service, and neither FMC nor Harsco is aware of any event that has occurred since the date of such determination, including changes in laws or regulations or modifications to such Pension Plans, that would adversely affect such qualification or tax exempt status with respect to their respective Pension Plans.

4.21.5 To each Parent's Knowledge, all required reports and descriptions (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to each Pension Plan and Welfare Plan have been properly filed with the appropriate Governmental Authority and/or distributed to participants or other interested parties, and each of FMC and Harsco has complied with the requirements of Section 4980B of the Code.

4.21.6 With respect to each Pension Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Pension Plan and benefits which are payable from such Pension Plan have been paid or adequate provision therefore has been made. With respect to each Welfare Plan, all premiums, contributions or other payments and all benefits which are due have been paid.

4.21.7 No Pension Plan has been completely or partially terminated nor has it been the subject of a "reportable event" as that term is defined in Section 4043 of ERISA as to which notices would be required to be filed with the PBGC; and no proceeding by the PBGC to terminate any such Pension Plan has been instituted or threatened. To its Knowledge, neither FMC nor Harsco has incurred any liability to the PBGC, the IRS, the Department of Labor, any multiemployer plan or otherwise with respect to any Pension Plan or Welfare Plan currently or previously maintained by members of their respective controlled group or their affiliated service group of companies (as defined in Sections 414(b) and (c) and (m) of the Code, the "Controlled Group")that has not been satisfied in full, and no condition exists under any Pension Plan or Welfare Plan that presents a material risk to either FMC or Harsco or any member of FMC's or Harsco's respective Controlled Group of incurring such a liability, other than liability for premiums due the PBGC.

4.21.8 The Accumulated Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 87 as to (i), (ii), (iii) and (iv) below) and the Accumulated Postretirement Benefit Obligation (as defined in Statement of Accounting Standards No. 106 as to (v) and (vi) below) as of December 31, 1993 associated with Plan Participants under the (i) Qualified Pension Plans maintained by FMC is estimated to be $154,472,000 using FMC's actuarial assumptions shown on Schedule 4.21.8, and the corresponding Fair Market Value of assets (determined in accordance with Section 5.9.5.2 is estimated to be $216,118,000; (ii) Qualified Pension Plans maintained by Harsco is estimated to be $34,700,000 using Harsco's actuarial assumptions shown on Schedule 4.21.8, and the corresponding Fair Market Value of assets (determined in accordance with Section 5.9.5.2 is estimated to be $44,783,000;
(iii) Nonqualified Plans maintained by FMC is estimated to be $1,375,000 using FMC's actuarial assumptions shown on Schedule 4.21.8, and the corresponding Fair Market Value of assets (determined in accordance with Section 5.9.8) is estimated to be $0; (iv) Postretirement Benefit Plans maintained by FMC is estimated to be $60,858,000 using FMC's actuarial assumptions shown on Schedule 4.21.8, and the corresponding Fair Market Value of assets (determined in accordance with Section 5.9.7) is estimated to be $20,795,000; and (v) Postretirement Benefit Plans maintained by Harsco is estimated to be $4,330,000, using Harsco's actuarial assumptions shown on Schedule 4.21.8, and the corresponding Fair Market Value of assets (determined in accordance with Section 5.9.7) is estimated to be $0. The assets of each Pension Plan described in clauses (i) and (ii) above will on the actual date of Closing exceed the respective Accumulated Benefit Obligation (as defined in Statement of Financial Accounting Standards No. 87) under such plan.

4.21.9 With respect to each Pension Plan and each Welfare Plan, (i) there have been no known prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) there has not been asserted against any fiduciary (as defined in Section 3(21) of ERISA) or any disqualified person (as defined in Section 4975 of the Code) any claim for liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of the plan or the investment of the assets of such plan, and (iii) no actions, investigations, suits, claims or any similar matters (other than routine claims for benefits) are pending or threatened against such plan or its respective sponsor, and neither FMC nor Harsco has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

4.21.10 With respect to each Pension Plan and each Welfare Plan, each of FMC and Harsco has furnished to the other true and complete copies of
(i) the most recent plan documents, summary plan descriptions and summaries of material modifications, (ii) the most recent determination letter received from the Internal Revenue Service, where applicable,
(iii) the most recent Form 5500 Annual Report, actuarial valuation report, and accountant's opinion where applicable, (iv) any related trust agreements, insurance contracts or other funding agreements which implement such plans and (v) Part VII of the most recent CASB Disclosure Statement.

4.21.11 Except as set forth on Schedule 4.21.11 or otherwise disclosed in writing on January 24, 1994, (i) there are no employee benefit cost disallowances pending or threatened by any agency of the U.S. Government and neither FMC nor Harsco has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions and (ii) all employee benefit costs have been properly determined and, with respect to Qualified Pension Plans, funded in a timely manner in accordance with any applicable CAS or FAR and any such determination is consistent with the CASB Disclosure Statement and established practices of FMC or Harsco.

4.22 Bargaining Agents. Schedule 4.22 lists each bargaining agent representing or purporting to represent any Transferred Employees (whether or not recognized by such Parent as the recognized collective bargaining agent) and each collective bargaining agreement currently applicable to any Transferred Employee to which such Parent is a party, and such Parent has furnished to the other Parent and to the Partnership true and complete copies of each such agreement.

4.23 Impact of Transaction. To its Knowledge, except as contemplated by this Agreement, no Transferred Employee of such Parent will become entitled to any compensation, bonus, retirement, severance, job security or similar benefit or enhanced benefit solely as a result of the transactions contemplated by this Agreement, including the transfer of Transferred Employees hereunder.

4.24  Employment Contracts and Benefits.  Except as set forth on
Schedule 4.24, neither such Parent nor its directors, officers, shareholders or employees has made any binding commitments, promises or representations, including in connection with any "effects bargaining" required by Section 8(a)(5) of the National Labor Relations Act, to the employees of its Defense Business with respect to any change in the terms and conditions of employment, either before or after the Closing.

4.25 Labor Controversies; Affirmative Action. There are no controversies, pending or threatened, between such Parent and any employees or any employee benefit plan which may have a Material Adverse Effect on such Parent's Defense Business and, to such Parent's Knowledge, no action has been taken, or has failed to have been taken, which would provide a reasonable basis for such a controversy. To its Knowledge, such Parent has complied in all material respects with all laws relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining, occupational safety and health, affirmative action and the payment of vacations, retirement, social security and similar taxes or benefits with respect to their respective Defense Businesses. Such Parent has no Knowledge of any activities or proceedings of any labor union (or representatives of labor unions) to organize any unorganized employees of its Defense Business, or of any work stoppages, or threats thereof, by or with respect to those employees. During the twelve month period preceding the date of this Agreement, there has not been any significant labor dispute involving employees of its Defense Business except as listed in
Schedule 4.25. Such Parent does not have has any affirmative action plans and is not operating under any compliance commitments with any equal employment opportunity governmental agency or bureau with respect to its Defense Business, except those listed on Schedule 4.25.

4.26  Disclosure.  The representations and warranties contained in this
Article IV, and all written information given by it or any of its Affiliates to another party pursuant to the terms of this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.

4.27 Operation of Schedule Disclosures. To the extent that an item is disclosed on one of the Schedules hereto, and the applicability of such item to another Schedule is reasonably apparent by reference to the provisions of this Agreement and/or such other Schedule, such item shall be deemed to be incorporated into such other Schedule and disclosed thereon.

4.28 Postemployment Benefits. Harsco's obligations with respect to its Defense Business for postemployment benefits, as defined in SFAS 112 but as modified below, on the actual date of Closing will not exceed $2 million in the aggregate and FMC's obligations with respect to its Defense Business for postemployment benefits, as defined in SFAS 112 but as modified below, will not exceed $3 million. For purposes of this
Section 4.28, obligations for postemployment benefits as defined in SFAS 112 exclude severance and salary continuation benefits and exclude workers' compensation benefits and obligations; provided, however, that, as to FMC, such severance and salary continuation benefits satisfy the following conditions: (i) FMC has currently on reserve approximately $525,000 for severance and salary continuation benefits with respect to its Armament Systems Division and such reserve will be reflected in FMC's Final Closing Balance Sheet and (ii) substantially all severance and salary continuation benefits that do not constitute Consolidation Costs with respect to the Ground Systems Division's Bradley contract are, to FMC's knowledge, reimbursable by the U.S. Government.

ARTICLE V

SECTION 5.0  COVENANTS.

5.1 Covenants of Parents. Each Parent covenants to the other Parent, on behalf of itself and its Defense Affiliates, that:

5.1.1  Conduct of Businesses.  Until the Closing:

5.1.1.1 Ordinary Course. It shall carry on, or cause to be carried on, its normal and usual activities and business in connection with the design, development, manufacture, marketing, sale, maintenance and support of FMC Assets or Harsco Assets, as the case may be, in the usual, regular and ordinary course and, except in connection with any reversal of reserves which will not be reflected on the Final Closing Balance Sheets, shall refrain from taking any action to accelerate the receipt of revenues or the recognition of income beyond its usual, regular and ordinary practices as engaged in prior to September 30, 1993; use, or cause to be used, efforts no less diligent than heretofore conducted to preserve intact the activities of its Defense Business; use all reasonable efforts to keep available the services of present officers and key employees employed in its Defense Business; and use all reasonable efforts to preserve relationships with customers, suppliers and others having business dealings with such Business consistent with its obligations hereunder. It shall not engage in (i) any activities outside the ordinary course of the its Defense Business, including, but not limited to, the acquisition of, merger with or into or consolidation with another business operating in the defense industry and (ii) any activity described in Section 4.15 above.

5.1.1.2 Access to Information. It shall provide the other Parent, as reasonably requested, financial information relating to its Assets and Liabilities and will provide the other Parent with reasonable opportunities to physically inspect its books and records and principal properties and facilities, to review permits and licenses, correspondence and other documents issued by or submitted to any Governmental Authority, including any agency with jurisdiction relative to Environmental Requirements, and to interview and obtain information from current employees, provided that such inspection and information relate primarily to its Defense Business.

5.1.1.3 Advice of Changes. It shall promptly notify the other Parent of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on the Partnership, or which would result in any material inaccuracy in any representation or warranty at Closing.

5.1.1.4 Revisions to Contracts. In the event that it or its Subsidiaries enters into contracts in the ordinary course of business after the Signing Date and prior to Closing and such contracts are of the type which would have constituted Contracts if held by such Parent (or any Defense Affiliate or Defense Subsidiary) on the Signing Date,
Schedule 4.10 will be amended on or prior to the actual date of Closing to include such contracts as Contracts. In addition, such Schedules shall be amended to delete Contracts completed or terminated after the Signing Date in the ordinary course of business in connection with the business. If there are any contracts which are to be added to Schedule
4.10 pursuant to this Section, it shall use reasonable efforts to cause such additional contracts to be freely transferable to its appropriate Defense Affiliate and then to the Partnership.

5.1.2 Other Agreements. Prior to or at the Closing, it will enter into, or cause its Defense Subsidiaries that will be parties to any Operative Document to enter into, the other Operative Documents.

5.1.3 Planning Information. Subject to any restrictions set forth in this Agreement or in the Partnership Agreement, it recognizes the need for on-going communication with the Partnership. Therefore, from time to time in its sole discretion, it intends to disclose to the Partnership planning and product trend information which may be relevant and reasonably necessary to the Scope of Activity of the Partnership.

5.1.4 Taxes; Charges; Laws. It shall, and shall cause its Defense Subsidiaries that are parties to Operative Documents to (i) unless being contested by appropriate proceedings, promptly pay all applicable Taxes and other governmental charges allocable and taxable to it or them under applicable federal, foreign, state and local tax laws, which relate to the business of the Partnership; (ii) report, subject to any obligations of notification and consultation set forth in the Partnership Agreement, its allocable share of income, loss or other Partnership items consistent with the manner in which such items are reported by the Partnership to such Partner on Federal Form 1065, Schedule K-1, or disclose any inconsistency in the treatment of such items on its Federal income Tax returns; (iii) use all reasonable efforts to comply with all Governmental Rules; (iv) preserve and keep, free of charge, all books, papers and records, which relate to the Assets and Liabilities contributed by such Parent or its Partner to the Partnership (which Parent or Partner shall provide access to the Partnership to such books and records as reasonably requested by the Partnership); and
(v) cooperate with and provide such information to the Partnership, as reasonably requested by the Partnership.

5.1.5 Liens. Prior to the Closing, it shall not create or otherwise allow any Lien to attach to or otherwise to affect any of its Assets or Contracts to be transferred by it or its Subsidiaries, except Permitted Liens and those otherwise permitted or required pursuant to the Operative Documents.

5.1.6 No Solicitation. Except as permitted under Section 5.1.1.1, prior to the Closing or the earlier termination of this Agreement, none of the Parents and their Affiliates will, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals, offers or other indications of interest from any Person relating to any acquisition, purchase, new joint venture or other extraordinary transaction involving the disposition of either Defense Business or participate in any negotiations or other discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

5.1.7 Environmental Permits, Licenses and Other Authorizations. Prior to or after Closing, each Parent shall, at its own cost, use all reasonable efforts to arrange transfer or reissuance, as necessary and appropriate, of any permits, licenses and other authorizations issued pursuant to Environmental Requirements with respect to the Real Property and other Assets transferred to the Partnership by such Parent. Such Parent shall use all reasonable efforts to complete such transfer or reissuance in a manner which maximizes the operational flexibility of the Partnership and minimizes ongoing capital and operating costs and other burdens. In the event such transfer or reissuance could, in the judgment of such Parent, result in material impediments to ongoing operations, in material capital or operating costs to the Partnership or in the existence of any Burdensome Governmental Condition, such Parent shall so notify the other Parent promptly.

5.2  Transfer and Deliveries at Closing; Deferrals of Transfer and
Assumption.

5.2.1 Transfer and Deliveries. At or before the Closing, FMC shall transfer or cause to be transferred to the Partnership and Harsco shall transfer or cause to be transferred to the Partnership, their respective Assets, Liabilities, Active Contracts and, subject to Sections 5.3.2 and 6.1(c), Inactive Contracts. Such transfers shall be pursuant to the applicable Operative Documents and other duly executed deeds, assignments of leases, bills of sale and other documents of transfer, in form and substance reasonably satisfactory to the other Parent. Without limiting the foregoing, deeds conveying Owned Property shall, pursuant to Section 3.20 above, be limited warranty deeds containing covenants of warranty of title against the claims of all persons claiming by, through or under the grantor but not claiming otherwise.

5.2.2 Deferrals. Notwithstanding any other provision in any Operative Document, the transfer of any Assets and Contracts and the assumption of related Liabilities for which a Consent is required shall be deferred until such Consent is legally obtained pursuant to the procedures set forth in Section 5.11.

5.3  Further Assurances.

5.3.1 Pre-Closing. Prior to Closing, each party shall take all reasonable actions necessary to obtain (and shall cooperate with the others in obtaining) any Governmental Action (including preliminary arrangements to obtain the Novation Agreement) or Private Action (including Consents, but subject to Section 5.11) required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement, except that it shall not be required to accept any Burdensome Governmental Condition.

5.3.2 Post-Closing. From and after Closing, except as otherwise provided herein or in the other Operative Documents, each party shall, at its own cost, do, execute and perform all such other acts, deeds and documents as the other parties or the Partnership may from time to time reasonably require in order to consummate the transactions contemplated by this Agreement, including using its best efforts to enter into the Novation Agreement as soon as practicable following the Closing (provided, that no party shall be required to novate any Inactive Contract if the conditions of such novation would, in the judgment of such party, impose an unacceptable financial burden on such party).

5.4 Parent Undertaking as to Partner Obligations. Each Parent agrees with the other Parent that it shall take no action which would interfere with the full and faithful performance or observance by such Parent's Affiliates of all covenants, conditions, representations, warranties and agreements under the Operative Documents to which such Parent's Affiliates are parties. Each Parent will exercise, and will cause its affiliate Partner to exercise, good faith, fairness and integrity either in connection with, or in the conduct of, the business and affairs of the Partnership.

5.5  Transfer of or Liens on Ownership Interests of Partners.

5.5.1 General Rule. For so long as the Partnership Agreement (or any successor agreement or agreements) is in effect, a Parent may not transfer or subject to any Liens (other than Permitted Liens), or suffer to exist any such Liens on, all or any part of its ownership interest in any of its Affiliates which is a Partner or all or any part of the partnership interest held by such Parent or its Partner, as applicable, except with the consent of the other Parent (which may be withheld in its sole discretion) or as otherwise permitted by this Agreement, the Partnership Agreement or the Registration Rights Agreement, and any attempt to do so shall be void.

5.5.2  Intra-Parent Exception.  Without being deemed to have violated
Section 5.5.1, a Parent may, upon 30 days' prior written notice to the other Parent, transfer all, but not less than all, of its ownership interest in the Partnership held by the Partner or by it, as applicable, or in any Affiliate which is a Partner to another corporation (i) incorporated in a domestic jurisdiction and (ii) 100% directly or indirectly owned by such Parent, provided that such transfer does not have a Material Adverse Effect on the Partnership, and provided further that such Parent shall not thereafter transfer or permit to be transferred the stock of such transferee corporation to a third party, except as otherwise permitted under this Agreement, the Partnership Agreement or the Registration Rights Agreement. In no event shall the transferring Parent or Partner be relieved of any obligations for which such transferring Parent or Partner would otherwise be liable hereunder in the absence of such a transfer.

5.6 Public Announcements. No party shall, without the consent of the other Parent prior to the actual date of Closing, issue any press release or make any written public announcement with respect to this Agreement and the transactions contemplated hereby, except as may be required by Governmental Rule (and, if so required, such party shall give such Parent a reasonable opportunity to comment thereon). For purposes of the foregoing, no periodic report filed with the U.S. Securities and Exchange Commission shall be deemed to be a public announcement. After the actual date of Closing, each Parent shall use reasonable endeavors to coordinate the dissemination of material public information concerning the Partnership and its business.

5.7 Certain Taxes. The Partnership will pay up to $400,000 per Parent in any Transfer Taxes payable in connection with the formation of the Partnership with respect to the Assets and Liabilities transferred by either Parent to its Partner and by either Parent or its Partner to the Partnership. The Partnership will not assume or pay any other Taxes of a Parent or its Partner except to the extent such Taxes are accrued on such Parent's Final Closing Balance Sheet or otherwise provided for in the Partnership Agreement.

5.8 Confidential Information. No employee of the Partnership or employee made available to the Partnership while remaining an employee of a Parent or an Affiliate shall be obligated to reveal confidential or proprietary information belonging to either Parent (or either Parent's Affiliates) without the consent of such Parent. All secrecy agreements between Harsco and employees of Harsco who, as of the Closing Date, will become Transferred Employees and all secrecy agreements between FMC and employees of FMC who, as of the Closing Date, will become Transferred Employees will, if necessary and to the extent feasible, be amended by the actual date of Closing so as to protect the confidentiality of information relating to the businesses of Harsco, FMC and the Partnership. Each Parent will use all reasonable efforts to cause any such agreement necessary to be entered into in order to protect such information to be entered into by the actual date of Closing.

Subject to the Intellectual Property Agreements, Harsco shall, and shall cause its Affiliates, directors, officers, employees, advisors and agents to, keep all proprietary or confidential information in its possession from and after the Closing which in any way relates to the business or properties of the Partnership confidential and not use any such information which is proprietary in nature for any commercial purpose other than as is required to monitor its investment in the Partnership, to familiarize any prospective purchaser of all or any portion of Harsco L.P.'s partnership interest in the Partnership upon such prospective purchaser's signing a form of confidentiality agreement reasonably acceptable to the Partnership, in connection with the preparation of Harsco's periodic reports filed with the SEC or in the defense or prosecution of litigation (so long as Harsco uses reasonable efforts to obtain a protective court order relating to such information); provided, however, that (i) this covenant shall not apply to any information which (A) is or shall come into the public domain other than by reason of a breach of this Section 5.8, (B) becomes available on a non-confidential basis from a source that, to the Knowledge of Harsco, is not bound by a confidentiality agreement protecting such information, (C) is or was independently developed by Harsco without violating this Section 5.8 or other confidentiality agreement which, to the Knowledge of Harsco, protects such information,
(D) is required to be disclosed to a Governmental Authority under any applicable Governmental Rule or (E) is disseminated to the public in the manner contemplated by Section 5.6; and (ii) the right of any prospective purchaser of all or any portion of Harsco L.P.'s partnership interest in the Partnership which competes with the Partnership or any of its Subsidiaries in any material way within the Scope of Activity to receive (and the right of Harsco to provide), upon, after or prior to such purchase of such interest, any proprietary or confidential information required to be provided or made available pursuant to the terms of this Agreement or the Partnership Agreement shall be subject to such prospective purchaser's signing of a separate form of confidentiality agreement, which shall be reasonably satisfactory to the Partnership and which shall contain appropriate restrictions on disclosure of competitively sensitive information to such prospective purchaser (which will permit disclosure of such information to an independent third party agent of such prospective purchaser in lieu of such prospective purchaser to permit such agent to evaluate and monitor the investment characteristics of the Partnership).

5.9  Employee and Employee Benefits Matters.

5.9.1 Offers of Employment. Upon consummation of the Closing and effective as of the Closing Date, the Partnership will make employment available to all people listed on Schedule 5.9.1 (which Schedule shall be updated by each Parent on the first day of every month between the Signing Date and the actual date of Closing and delivered to the other Parent promptly thereafter). Schedule 5.9.1 shall include those people employed by FMC in the FMC Defense Business and those people employed by Harsco in the Harsco Defense Business, but shall exclude any employee of either Parent with the consent of the other Parent. FMC or Harsco may with the consent of the other list additional people on Schedule 5.9.1. All people listed on Schedule 5.9.1 who accept employment with the Partnership will be deemed the "Transferred Employees." The Transferred Employees shall include all employees on approved leaves of absence, including those on long-term or short-term disability or on lay-off, and
Schedule 5.9.1 shall identify those employees on leave of absence, disability or lay-off. Unless otherwise provided in this Agreement or otherwise agreed by the Parents prior to the Closing, the Partnership will make employment available to the Transferred Employees at the salaries and other compensation, with the benefits (excluding the stock option and long term incentive plans described in Sections 5.9.14 and 5.9.15), and subject to the terms of all contracts (including collective bargaining agreements) applicable to them, and under the employment practices and policies applicable to them, agreed to or provided or adopted by the respective Parent immediately prior to the Closing Date; provided, however, that this provision is not intended to create any contractual right to employment or to any term of employment for any Transferred Employee, except as otherwise expressly provided in applicable collective bargaining agreements. Notwithstanding the foregoing, the unwillingness of any collective bargaining representative to concur in the applicability of the terms of any collective bargaining agreement to any Transferred Employees after the Closing shall not be construed as a failure by either Parent to fulfill its obligations under this Section 5.9.1. After the Closing Date, the Partnership shall have the same rights as the respective Parent would have had, should employment of Transferred Employees have continued with the Parent, to change or terminate such salaries and compensation, benefits, contracts and employment practices and policies and all employees of the Partnership, whether employed pursuant to this provision or otherwise, will be employed at will by the Partnership.

5.9.2 Transition Benefit Plans. The Partnership shall establish and administer certain benefit plans for the Transferred Employees and other Plan Participants. The Partnership intends to adopt competitive compensation plans for its executive and senior management personnel to replace the stock option plans and long term incentive plans (described in Sections 5.9.14 and 5.9.15) which shall not form a part of the Transition Plans described herein. Subject to the preceding sentence and Section 5.9.1 hereof, as of the Closing Date, the Partnership shall, to the extent permitted by applicable law, establish or adopt, and assume obligations under, the same benefit plans for the Transferred Employees and other Plan Participants which their respective Parent maintained for and applied to them immediately prior to the Closing Date ("Transition Benefit Plans"), each of such plans to be identified on
Schedule 4.21.1. Such obligations shall include, without limitation, obligations which a Parent may have relating or attributable to periods of service prior to the Closing Date (but excluding severance obligations for employees who terminated prior to the Closing Date), but only if such obligations are reflected on the Final Closing Balance Sheet of the Parent or are not so reflected and would be considered obligations for postemployment benefits (other than pre-closing workers' compensation obligations described in Section 5.15) of the type described in SFAS 112. For purposes of this entire Section 5.9 and
Section 6.3, where any such reflected item represents the Parent's estimate of its obligation, such Parent shall have no further liability with respect to such obligation once it is assumed by the Partnership; provided, however, that the estimate was based upon reasonable actuarial assumptions consistent where applicable with those set forth on Schedule
4.21.8 and calculated in recognition of all material facts. Harsco and FMC shall each transfer to the Transition Benefit Plans, as hereinafter described, assets to fund certain obligations assumed by the Partnership under the Transition Benefit Plans. Unless otherwise indicated herein, the Transition Benefit Plans shall, to the extent permitted by applicable law, credit Transferred Employees and other Plan Participants with years of service with FMC or Harsco, as the case may be, and with predecessor employers to the extent recognized by FMC or Harsco, as the case may be, for the purpose of vesting, accrual of benefits and meeting eligibility or other service requirements. All employees, other than the Transferred Employees, hired by the Partnership following the Closing Date and prior to the Partnership's establishment of the Partnership Benefit Plans described in Section 5.9.3 will be eligible for coverage under the Transition Benefit Plans applicable to employees at the location of the employment of such new hires.

5.9.3 Partnership Benefit Plans. The Partnership shall use its reasonable best efforts to adopt, on or before July 1, 1994, benefit plans ("Partnership Benefit Plans") which shall be effective as of the Closing Date or as soon as practicable thereafter in the discretion of the Partnership. Subject to the Partnership's right to change or terminate the Transition Benefit Plans, as described in Section 5.9.1 hereof, the Partnership Benefit Plans shall replace the Transition Benefit Plans in any reasonable manner deemed appropriate by the Partnership; provided, however, that the Partnership, in establishing the Partnership Benefit Plans, shall not cause any Plan Participant to lose or be denied any vested benefit, right or feature with respect to benefits accrued under any Transition Benefit Plan which is the successor to a Pension Plan (as defined in Section 4.21.1). The Partnership shall establish one or more Qualified Pension Plans for all employees not covered under a collective bargaining agreement ("Partnership Nonunion Pension Plans") and such Partnership Nonunion Pension Plans shall provide comparable levels of future benefit accruals for all covered employees, making no distinction with respect to any such employee on the basis of his or her former employment, except as otherwise required by applicable law. The preceding sentence shall be interpreted in a manner consistent with any applicable example in
Schedule 5.9.3 which provides for future benefit accruals based on past and future benefit service. The Partnership shall fund all of the Partnership Nonunion Pension Plans in accordance with reasonably similar funding policies and fund earnings assumptions, except to the extent different policies or assumptions may be necessitated by government contract cost reimbursement considerations; provided, however, that such plans shall be merged into one Partnership Nonunion Pension Plan at such time as the Partnership decides that such a merger will not result in a material disadvantage to the Partnership or its Parents.

5.9.4 Development of Partnership Benefit Plans and Policies. As soon as practicable after the Closing Date, the Parents shall use reasonable efforts to provide the Partnership with such information as may reasonably be required in connection with the Partnership's development or implementation of the Partnership Benefit Plans, employment practices and policies. The Parents shall make available to the Partnership their human resources staffs and other employees, agents and representatives to assist in such planning, development and implementation. The Partnership shall take into consideration the differences in benefit structures and policies of each of the Parents and shall endeavor to reconcile those differences, wherever possible, including the offering of Harsco stock as an ongoing investment option under 401(k) plans; provided, however, that no additional purchases of Harsco stock shall be made under the Transition Benefit Plans or the Partnership Benefit Plans unless a favorable interpretive letter ruling is obtained from the Department of Labor to the effect that Harsco stock is not an employer security or is a qualifying employer security with respect to such plans or unless an opinion is received from legal counsel selected by the Partnership indicating that such purchases would not be a prohibited transaction. Where appropriate or required to fulfill the terms of this Agreement, FMC, Harsco and the Partnership shall each make such filings and submissions in connection with the Partnership Benefit Plans to the appropriate governmental agencies.

5.9.5 Qualified Pension Plans. As described herein, each of FMC and Harsco shall transfer all Qualified Pension Plan assets and obligations associated with its Defense Business to the appropriate Transition Benefit Plans designated by the Partnership, which assets shall be invested in the FMC Master Trust. The Partnership shall take all necessary action to ensure that each such Transition Benefit Plan satisfies the applicable provisions of the Code. Assets segregated pursuant to Section 401(h) of the Code are not considered as Qualified Pension Plan assets for purposes of this Section 5.9.5.

5.9.5.1 Transfer of Obligations. Obligations associated with the accrued benefits of each Plan Participant in any Qualified Pension Plan maintained by FMC or Harsco in connection with its respective Defense Business shall be assumed by a Transition Benefit Plan designated by the Partnership, and assets with respect to such obligations shall be transferred in accordance with the provisions hereunder.

5.9.5.2 Amount of Pension Assets to be Transferred. Qualified Pension Plan assets associated with the accrued benefit obligations transferred to a Transition Benefit Plan pursuant to Section 5.9.5.1 shall be transferred to the FMC Master Trust, which shall form a part of such Transition Benefit Plan. If an entire Qualified Pension Plan of FMC or Harsco is adopted by the Partnership as a Transition Benefit Plan, then all assets associated with such Qualified Pension Plan shall likewise be transferred to the FMC Master Trust with respect to such Transition Benefit Plan. If a portion of a Qualified Pension Plan of FMC or Harsco is adopted by the Partnership as a Transition Benefit Plan, the amount of assets to be transferred shall be determined in accordance with, and shall equal the minimum amount necessary to satisfy, the applicable provisions of CAS 413 and any other CAS and FAR provisions which the government may deem applicable; provided, however, that if the requirements of Code section 414(l) require that a greater amount of assets be transferred, then such greater amount shall be transferred. With regard to the Harsco Employees Pension Plan, FMC and Harsco agree that based on the information provided to both parties prior to the Closing, the amount of assets allocated to the Harsco Defense Business under the applicable provisions of CAS 413 is estimated to be approximately $22,000,000 and such amount of assets, when transferred, will be in excess of the amount required under Code section 414(l); provided, however, that such agreement shall not alter the responsibility of the Harsco Employees Pension Plan to transfer any additional amount which, pursuant to a final non-appealable decision, may be required under Code section 414(l).

5.9.5.3 Investment of Pension Assets. FMC and Harsco intend that assets transferred with respect to the Transition Benefit Plans designated by the Partnership in accordance with Section 5.9.5.2 shall be commingled for investment purposes in the FMC Master Trust; however, separate accounting shall be maintained within the FMC Master Trust for all such Transition Benefit Plans. Such separate accounting shall also apply to any Partnership Benefit Plan which replaces a Transition Benefit Plan.

5.9.5.4 Initial Asset Transfers. As of the Closing Date, FMC and Harsco shall cause the trustees of their respective Qualified Pension Plans to take the following steps:

(i) All assets associated with the following plans shall continue to be held under the FMC Master Trust, and the sponsorship of such plans shall be transferred from FMC to the Partnership: Retirement Plan for Hourly Employees of FMC Corporation, San Jose, California; Retirement Plan for Hourly Employees of FMC Corporation, Steel Products Divisions, Anniston, Alabama; FMC Corporation Northern Ordnance Division Pension Plan for Hourly Employees; and FMC Corporation Northern Ordnance Division Pension Plan for Certain Employees.

(ii) In conjunction with the change of sponsorship of the portion of the plan allocable to the obligations to FMC Transferred Employees under the FMC Corporation Salaried Employees' Retirement Plan, FMC shall cause the trustee of the FMC Corporation Salaried Employees' Retirement Plan to continue to hold in cash or in securities with a readily determinable market value an amount equal to $74,851,000 in the FMC Master Trust with respect to such portion of such plan. An additional amount, if necessary, shall be allocated to such portion at a later time as described below.

(iii) All assets associated with the Bowen-McLaughlin-York Hourly Employees Pension Plan shall be transferred to the FMC Master Trust, and sponsorship of such Plan shall be transferred from Harsco to the Partnership. Such assets shall be in the form of cash or securities with a readily determinable market value.

(iv) In conjunction with the transfer of pension obligations from the Harsco Employees Pension Plan to a Transition Benefit Plan designated by the Partnership, Harsco shall cause the trustee of such Plan to transfer to the FMC Master Trust in cash or in securities with a readily determinable market value an amount equal to $21,889,000 with respect to the Harsco Employees Pension Plan. An additional amount, if necessary, shall be transferred at a later time as described below.

5.9.5.5 Follow-up Asset Transfers. As soon as practical after the Closing Date, but in no event later than six months after said Closing Date, FMC and Harsco shall complete the asset transfers described in Sections 5.9.5.4(ii) and 5.9.5.4(iv) above with regard to the FMC Corporation Salaried Employees' Retirement Plan and the Harsco Employees Pension Plan. The parties shall determine the difference, if any, between (A) the assets which should have been Transferred as of the Closing Date pursuant to Section 5.9.5.2 and (B) the amounts that were transferred on the Closing Date pursuant to Sections 5.9.5.4(ii) and 5.9.5.4(iv). FMC and Harsco will cause such difference to be transferred in the same manner described in Section 5.9.5.4 or, if the amount transferred exceeded the amount which should have been transferred, FMC and Harsco shall cause such difference to be returned to the transferror that transferred an excess amount; provided that the amount so transferred shall reflect an adjustment for any interim benefit payments as appropriate and shall include interest from the Closing Date to the date of the final transfer at the 90-day Treasury Bill rate on the auction date immediately preceding the Closing Date.

5.9.5.6 Verification. FMC and Harsco each agrees to provide an actuary designated by the other party with all information necessary to verify the calculations required by this Section 5.9.

5.9.6 401(k) Plans. The Partnership shall establish, as one of its Partnership Benefit Plans, a 401(k) Plan which shall be a qualified plan under Section 401(a) of the Code ("Partnership 401(k) Plan"). As soon as practicable after the establishment of the Partnership 401(k) Plan, subject to the receipt of all appropriate Governmental Actions, FMC and Harsco respectively shall cause the trustee of its 401(k) Plan(s) to transfer to a Partnership Master Trust established in connection with the Partnership 401(k) Plan (i) the number of shares of FMC or Harsco stock held under its 401(k) Plan for Plan Participants and (ii) cash, cash equivalents or other securities with a readily determinable market value such that the total of (i) and (ii) shall equal the Fair Market Value of the assets of the respective FMC and Harsco 401(k) Plans representing the account balances of Plan Participants as of the date such assets are transferred. The Partnership 401(k) Plan shall provide or arrange for the proper procedures to continue the status of "securities of the employer corporation" of the FMC and Harsco stock transferred hereunder so as to preserve certain tax advantages to Plan Participants when such stock is distributed to them. Subject to Section 5.9.4, the Partnership 401(k) Plan shall also allow Plan Participants the right to invest their before- and after-tax contributions in any investment option offered under the plan (including FMC or Harsco stock), and to have their Partnership matching contributions (which shall be made in cash) invested in FMC or Harsco stock, to the extent such rights are in accordance with applicable law.

5.9.7 Postretirement Benefit and Other Plans. As described herein, FMC and Harsco shall transfer all Postretirement Benefit Plan assets and obligations associated with Plan Participants to the Partnership. FMC and Harsco plan assets segregated pursuant to Section 401(h) of the Code are considered Postretirement Benefit Plan assets for purposes of this
Section 5.9.7.

5.9.7.1 Transfer of Obligations. Obligations associated with each Plan Participant in any Postretirement Benefit Plan maintained by FMC or Harsco in connection with its respective Defense Business shall be assumed by the Partnership, but only to the extent such obligations are reflected on FMC's or Harsco's Final Closing Balance Sheet, as applicable.

5.9.7.2  Postretirement Benefit Plan Assets Segregated under Code
Section 401(h). All assets accumulated pursuant to Section 401(h) of the Code under Postretirement Benefit Plans sponsored by FMC or Harsco that are attributable to Plan Participants shall be transferred to the FMC Master Trust; provided that such amounts shall be accounted for separately. If the amount of such assets attributable to Plan Participants has not been separately accounted for historically, FMC and Harsco will agree on a reasonable allocation basis.

5.9.7.3  Postretirement Benefit Plan and Other Trusts Described in Code
Section 501(c)(9) to be Transferred in their Entirety. All trusts described in Section 501(c)(9) of the Code under Postretirement Benefit Plans or other plans sponsored by FMC or Harsco maintained solely for the benefit of Plan Participants shall be transferred to a trustee designated by the Partnership on the Closing Date.

5.9.7.4  Postretirement Benefit Plan and Other Trusts Described in Code
Section 501(c)(9) not to be Transferred in their Entirety. The portion of the assets held in trusts described in Section 501(c)(9) of the Code that are attributable to Plan Participants under Postretirement Benefit Plans or other plans sponsored by FMC or Harsco that also cover individuals other than Plan Participants shall be transferred to a trustee designated by the Partnership on the Closing Date. If the amount of such assets attributable to Plan Participants has not been separately accounted for historically, FMC and Harsco will agree on a reasonable allocation basis.

5.9.8 Nonqualified Plans. FMC and Harsco shall transfer to the Partnership all obligations with respect to Plan Participants under Nonqualified Plans maintained by FMC or Harsco in connection with its respective Defense Business, but only to the extent such obligations are reflected on FMC's or Harsco's Final Closing Balance Sheet, as applicable. FMC and Harsco shall transfer to the Partnership any assets associated with such Nonqualified Plans.

5.9.9 Other Benefit Plans. FMC and Harsco shall transfer to the Partnership all obligations with respect to Plan Participants under all other benefit plans not described in Sections 5.9.5 - 5.9.8 hereof maintained by FMC or Harsco in connection with its respective Defense Business, but only to the extent such obligations are reflected on FMC's or Harsco's Final Closing Balance Sheet, as applicable, or are not so reflected and would be considered obligations for post employment benefits (other than pre-closing workers' compensation obligations described in Section 5.15) of the type described in SFAS 112. FMC and Harsco shall transfer to the Partnership any assets associated with such other benefit plans.

5.9.10 Collective Bargaining Agreements. The Partnership shall expressly recognize any collective bargaining representative recognized by FMC or Harsco as of the Closing Date for those units that include Transferred Employees and shall expressly assume any and all of FMC's and Harsco's obligations under any collective bargaining agreements existing on the Closing Date with respect to the Transferred Employees; provided, however, that neither FMC nor Harsco shall have any liability after the actual date of Closing for any claims by any such collective bargaining representative arising as a result of the consummation of the transactions contemplated hereby.

5.9.11 No Rights. Except with respect to any assumed collective bargaining agreements, nothing herein expressed or implied shall confer upon any of the employees of the Partners or their Affiliates or legal representatives thereof, any rights or remedies, including, without limitation, any right to employment or continued employment for any specified period of any nature or kind whatsoever or to any specific kind or level of compensation or benefit under or by reason of this Agreement.

5.9.12 FICA. The standard procedure established in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753, relating to employment tax returns and statements shall be adopted by FMC, Harsco and the Partnership for Transferred Employees. In timely fashion, FMC and Harsco will furnish the Partnership with information they have which the Partnership needs to comply with this procedure. The Partnership, as to each Parent, will be the "successor employer" for FICA/FUTA purposes.

5.9.13 NSD Decree. The Partnership shall be bound by the terms of the Settlement Agreement and Consent Decree entered into by FMC with respect to its Naval Systems Division in the so-called Smith/Cappellupo litigation, Civil Action Nos. 4-85-1239, 4-86-945, and 4-89-1044 in the United States District Court for the District of Minnesota.

5.9.14 Stock Option Plans. The Partnership shall not assume any responsibility or obligation to any former employee of either Parent with respect to stock options held by any such employees, including, without limitation, options which may terminate or expire as a consequence of leaving the employment of such Parent and becoming an employee of the Partnership.

5.9.15 Long-term Incentive Compensation. The Partnership shall not assume any responsibility or obligation to any former employee of either Parent with respect to any long-term incentive compensation or multi-year cash bonus.

5.10 Lack of Consents. To the extent that it is either legally or factually impossible or impracticable for one party to assign or otherwise transfer either a Contract or any Asset to the Partnership, such transferring party hereby undertakes to otherwise provide the Partnership with a substantially similar economic benefit, which, in the case of Assets, shall require the transferring party to contribute in lieu of the Asset additional cash in an amount equal to the net Book Value of such Asset and, in the case of Contracts, shall require the transferring party to comply with the provisions of Section 5.11.

5.11 Third Party Consent Procedures. To the extent that any rights under any Contract (other than a Contract with the U.S. Government to be novated pursuant to the terms of the Novation Agreement) to be assigned under the Operative Documents may not be assigned without the consent of another Person which such Person will not provide, this Agreement shall not constitute an agreement to assign such Contract if such assignment would constitute a breach thereof or be unlawful or impracticable. Such Contracts are referred to herein as the "Restricted Contracts." The Partner with an obligation to transfer a Restricted Contract (the "Transferring Partner") shall take the following actions with respect thereto:

5.11.1 At the Partnership's request, such Partner shall, with the cooperation of the Partnership, take the actions described in Schedule
5.11 to obtain all required Consents to all Restricted Contracts as soon as practical after the execution and delivery hereof and shall promptly notify the Partnership as such consents are received. Upon receipt of such Consents, such Restricted Contracts shall be deemed assigned to the Partnership on the Closing Date, regardless of whether any subcontracting arrangement has been entered into pursuant to Section
5.11.2 below. If a subcontracting arrangement has been entered into with respect to a Restricted Contract for which a Consent to assignment is received, such subcontracting arrangement shall, unless otherwise agreed between the Partners, terminate automatically without further action by the Partner or the Partnership.

5.11.2 As soon as practical after the Closing, a Transferring Partner shall enter into a subcontracting relationship with the Partnership with respect to each of such Partner's Restricted Contracts for which the required Consent to assignment has not been received and which do not, by their terms, require consent to subcontracting. Such subcontracting arrangements shall provide for terms which will reasonably achieve for the Partnership the economic benefit which it would have achieved through an assignment of such Restricted Contract. As between the Transferring Partner and the Partnership, the Restricted Contract shall be treated to the maximum extent possible as if it had been assigned to the Partnership, i.e., all terms and conditions, including price, of such Restricted Contracts shall be binding on the Partnership, and the Partnership shall bear any liabilities arising from events occurring after the Closing Date thereunder, and with respect to such Restricted Contracts, all revenues invoiceable for work performed after the Closing Date shall be for the account of the Partnership and the risk of uncollectibility shall be borne solely by the Partnership. The Partnership and the Transferring Partner shall cooperate and use all reasonable efforts to achieve the above-described results. In addition, the Partnership agrees that if, as a condition to securing the Consent to the assignment of any Contract, a Parent is required to guarantee the performance by the Partnership of any obligation under that Contract, the Partnership shall indemnify and defend such Parent against, and hold such Parent harmless from, any liability with respect to the failure by the Partnership, for whatever reason, to perform any such obligation.
At the Closing, each Partner shall advise the Partnership in writing as to such Partner's Restricted Contracts and the steps which each Partner proposes to take with respect thereto. Notwithstanding the foregoing provisions of this Section 5.11.2 relating to subcontracting arrangements, unless objected to by the other Partner, a Partner may propose to become subject to the terms of this Section 5.11.2 with respect to any or all of such Restricted Contracts and to dispense with any further subcontracting arrangements with respect to each such designated Restricted Contracts, so long as such Partner fully complies with the obligations on its part set forth herein with respect to such Restricted Contracts.

5.11.3 If any Restricted Contract also requires a Consent of a third party to the valid subcontracting of all rights and obligations of the Transferring Partner thereunder and if a Consent to assignment has been refused by such third party, then after the Closing, the Transferring Partner shall, with the cooperation of the Partnership, take the actions described on Schedule 5.11 to obtain all such Consents to subcontracting as soon as practical after the Closing and shall promptly notify the Partnership upon receipt of such Consent. If such Consent is so received, the Restricted Contract shall be subcontracted by the Transferring Partner to the Partnership as contemplated by Section
5.11.2 above.

5.11.4 In the event that a Transferring Partner is unable to secure any required Consent to assignment or subcontracting with respect to a Restricted Contract, the Parent of the Transferring Partner and the Partnership shall negotiate and enter into such agreements as are necessary so that as closely as possible the result will be to reasonably provide the equivalent economic benefit which the Partnership would have enjoyed had such Restricted Contract been assigned to the Partnership. In order to effect this, such agreements may call for the Transferring Partner to contract with the Partnership for the provision of personnel and/or services of the Partnership. It is expected that all benefits and obligations under such Restricted Contract which would have been transferred to the Partnership (including, without limitation, the obligation to perform all work and services required under such Restricted Contract and to provide all materials, equipment and products required pursuant to such contracts), shall be assumed and performed by the Partnership. The Partnership shall provide the personnel to perform the work and services under such Restricted Contract to the Transferring Partner, and the Partnership shall receive all revenues paid to the Transferring Partner by such customers as consideration for the provision of the Partnership's personnel.

5.12 Non-Dissolution. Neither Parent shall, or shall allow its Subsidiaries to, petition any court for the involuntary dissolution of the Partnership in the event that any party to the Operative Documents defaults on its obligations under an Operative Document, and the remedies for any such default shall be solely those set forth in the Partnership Agreement, or other Operative Document, as the case may be.

5.13 Santa Clara Properties. Notwithstanding that FMC is expressly not transferring to the Partnership its title to and ownership interest in the Santa Clara Properties, FMC shall lease the Santa Clara Properties to the Partnership for the Partnership's exclusive use, on the terms set forth in the Lease Agreement, attached hereto as Exhibit G. To the extent that the Fair Market Value (excluding any costs relating to the remediation of any FMC Environmental Liability Event) of the Santa Clara Properties to FMC at the termination of the Lease Agreement shall have increased from the Fair Market Value (excluding any costs relating to the remediation of any FMC Environmental Liability Event) of such properties to FMC as of the Closing Date as a result of capital improvements made thereon by the Partnership, FMC shall, upon the termination of the Lease Agreement, reimburse the Partnership for the unamortized, unrecovered and unrecoverable cost to the Partnership of such capital improvements (to the extent such costs have not been otherwise recovered by the Partnership through insurance proceeds).
Upon termination of the Lease Agreement, the Partnership shall indemnify FMC and hold FMC harmless from and against any unpaid taxes relating to such properties which the Partnership is obligated to pay under the Lease Agreement and which accrued during the lease term. As used in this Section 5.13, "capital improvements" shall not include any expenditure, however characterized elsewhere, regarding environmental matters, it being the parties' intention that their respective rights and obligations regarding environmental expenditures be governed solely by Sections 5.22 and 6.2 below.

5.14 Buyback of Accounts Receivable. In the event that any account receivable (including all VLS Receivables, the due dates of which are set forth on Schedule 5.14) assigned to the Partnership by either Parent is not fully paid within ninety (90) days after its due date, the Parent that assigned such account receivable covenants and agrees promptly to repurchase such account receivable for cash, and the Partnership shall, upon the request of the repurchasing Parent, act as the Parent's agent for collection of the repurchased receivable. Neither Parent will contribute at Closing any receivable that is more than 90 days past due.

5.15 Pre-Closing Workers' Compensation. Except as provided in the following paragraph, it is agreed that subsequent to the Closing each Parent will be responsible for, and will reimburse the Partnership with respect to, all payments made by the Partnership to any of such Parent's former employees for workers' compensation relating to pre-closing occurrences. These obligations on the part of FMC and Harsco to make such payments shall continue for as long as any such payments become due to any former employee of either Parent. With respect to any workers' compensation claim based upon conditions arising out of facts and circumstances occurring both before and after the Closing, the obligations of FMC or Harsco, as the case may be, shall be determined in accordance with applicable Governmental Rules governing the apportionment of responsibility for workers' compensation between predecessor and successor employers.

5.16 Slow-Moving Inventory. The Partnership shall use reasonable efforts to use all Assets contributed at the Closing which are Slow-Moving Inventory (as identified on Schedule 5.16 hereto) in the ordinary course of the Partnership's business. All such Slow-Moving Inventory that is held by the Partnership on the second anniversary of the Closing Date shall as soon thereafter as practicable be disposed of by the Partnership. At such time, the Parent that contributed such Slow-Moving Inventory will make a payment to the Partnership equal to the excess, if any, of the book value of such Slow-Moving Inventory, as reflected on the applicable Final Closing Balance Sheet, over the sum of any reserve on such Final Closing Balance Sheet which was applicable to such Slow-Moving Inventory and any amounts realized upon disposition of such Slow-Moving Inventory.

5.17 Consultant and Audit Costs. Whether or not the transaction contemplated hereby shall be consummated, FMC shall bear 60% and Harsco shall bear 40% of (i) the costs, not to exceed $1,700,000, of the study performed prior to December 31, 1993 in connection with the combination of the FMC Defense Business and the Harsco Defense Business by Booz, Allen & Hamilton and (ii) the costs for the audits referred to in the last sentence of Section 5.3 of the Partnership Agreement, not to exceed $400,000 in the case of the FMC audit and $70,000 in the case of the Harsco audit. If either party's audit costs exceed the amount above stated, such party shall be responsible for such excess.

5.18 Post-Closing Cash Advances. After the Closing Date and prior to the second anniversary of the Closing Date, FMC and Harsco agree to make to the Partnership at any time and from time to time, upon 3 Business Days' notice, such cash advances, pro rata in accordance with their respective Share Percentages, as the Managing General Partner deems necessary or advisable to meet the Partnership's short-term cash requirements; provided, however, that (i) such cash advances be in the aggregate amount of not less than $1,000,000, (ii) in no event shall the aggregate amount of such advances outstanding at any time from any Parent exceed $12,000,000 in the case of FMC and $8,000,000 in the case of Harsco, (iii) in no event shall such cash advances be used to finance business activities outside the Scope of Activity and (iv) in no event shall such cash advances be available to the Partnership until the credit facility described in the following sentence is exhausted or otherwise unavailable in accordance with its terms. In addition, from and after the Closing Date, FMC agrees to make to the Partnership at any time and from time to time, upon 3 Business Days' notice, such cash advances as the Managing General Partner deems necessary or advisable to meet the Partnership's short-term cash requirements; provided, however, that such cash advances shall not at any one time exceed an amount equal to the difference between (i) the aggregate amount of VLS Receivables and (ii) the aggregate amount, if any, of such VLS Receivables that have at such time been collected by the Partnership or repurchased by FMC in accordance with the terms of this Agreement. As such accounts receivable are collected or repurchased, the Partnership shall promptly repay to FMC the portion, if any, of such cash advances which exceeds the aggregate amount of such accounts receivable that have at such time not been collected or repurchased in accordance with the terms of this Agreement, and such amounts repaid shall not be subject to reborrowing. Such advances will be evidenced by a senior promissory note maturing on the second anniversary of the Closing Date (or, in the case of advances pursuant to the immediately preceding sentence, as and when the VLS Receivables are repurchased or collected) and bearing interest at a floating rate (to be recalculated monthly) equal to the one year LIBOR in effect on the first Business Day of such month plus 100 basis points and may be repaid (pro rata in the case of advances pursuant to the first sentence of this Section) at any time (subject to reborrowing) without penalty or premium. The Parents acknowledge that these facilities are intended to be available to provide for short-term working capital and are not intended to provide a two-year financing source. The Partnership shall repay any cash advance made pursuant to this Section 5.18 before it makes any voluntary or optional prepayment on any other debt outstanding.

5.19 Responsibility for Inactive Contracts. Upon the final close-out or other settlement and any interim settlements with the U.S. Government of any Partner's Inactive Contract (which settlement shall be subject to the approval of such Partner), (i) if such settlement requires a payment by the Partnership to the U.S. Government, the Parent which contributed such Inactive Contract to the Partnership shall promptly deliver to the Partnership an amount in cash equal to the amount of such payment or
(ii) if such settlement results in a payment from the U.S. Government to the Partnership, the Partnership shall promptly deliver to the Parent which contributed such Inactive Contract an amount in cash equal to such payment. The Partnership shall be responsible for the administration of the settlement of such Inactive Contracts.

5.20 Accounts Receivable. Except in respect of accounts receivable (i) withheld from the Partnership pursuant to Section 2.1.3 or Section 2.1.4 (and not subsequently assigned to the Partnership pursuant to Section 2.3.3), (ii) transferred to a Parent pursuant to Section 2.3.3 and
(iii) withheld or repurchased from the Partnership by a Parent pursuant to Section 5.14, each Parent shall promptly forward or cause to be forwarded to the Partnership any and all proceeds from accounts receivable relating to its Defense Business that are received by such Parent after the Closing Date and that were outstanding as of the Closing Date. With respect to accounts receivable (i) withheld from the Partnership pursuant to Section 2.1.3 or 2.1.4 (and not subsequently assigned to the Partnership pursuant to Section 2.3.3), (ii) transferred to a Parent pursuant to Section 2.3.3 and (iii) withheld or repurchased from the Partnership by a Parent pursuant to Section 5.14, the Partnership shall promptly forward to the appropriate Parent any and all proceeds relating to such accounts receivable received by the Partnership after the Closing Date.

5.21 Responsibility for Pre-Closing Letters of Credit, Etc. The parties hereto agree that any letter of credit, performance bond or bid bond relating to any Active Contract that is issued by either Parent prior to the Closing Date shall be the responsibility of the Partnership after the Closing Date and shall be assumed by the Partnership on the Closing Date. The Partnership agrees to reimburse the appropriate Parent in cash within three Business Days for any draw or claim against any such letter of credit, performance bond or bid bond made on or after the Closing Date.

5.22  Environmental Matters.

5.22.1 Payments by Parents to Account for Losses Resulting from Remedial Expenditures. The parties believe that each of them, with respect to its Defense Business as conducted prior to the Closing, and the Partnership, with respect to its business conducted after the Closing, is legally entitled to include all Remedial Expenditures in its pricing under customer contracts arising in such business. However, in the event that circumstances result in an inability on the part of the Partnership to obtain inclusion of such Remedial Expenditures in the ordinary course of business in conjunction with the incurrence of such Remedial Expenditures, the parties agree that a mechanism should exist to limit the degree to which returns otherwise payable to either Parent from the operations of the Partnership would be impaired as a result of the Partnership's inability at any point in time to obtain such inclusion with respect to the other Parent's prior conduct of its Defense Business. In furtherance of the foregoing, each Parent agrees that:

(i) in the event that an Environmental Realization Status Report delivered pursuant to Section 5.22.3.1 shows that, during the relevant Fiscal Quarter, the Partnership has incurred any FMC Unrealized Remedial Expenditures or Harsco Unrealized Remedial Expenditures (including as a result of any FRA determination during such Fiscal Quarter), then a special allocation (an "Environmental Special Allocation") of such incurrences shall be made in accordance with Section 4.3(c)(vi) of the Partnership Agreement to the Partner of the Parent to which such Unrealized Remedial Expenditures relate in an amount equal to 100% of such Unrealized Remedial Expenditures;

(ii) in the event that an Environmental Realization Status Report delivered pursuant to 5.22.3.1 shows that, during the relevant Fiscal Quarter, the Partnership has Realized (including as a result of any FRA determination during such Fiscal Quarter) FMC Qualifying Realized Remedial Expenditures or Harsco Qualifying Realized Remedial Expenditures which were previously reported under Section 5.22.3.1 as Unrealized Remedial Expenditures, then an Environmental Special Allocation of such Realization shall be made in accordance with Section 4.3(c)(iv) and (v) of the Partnership Agreement to the Partner of the Parent to which such Realized Remedial Expenditure relates in an amount equal to 100% of such Realized Remedial Expenditure.

5.22.2  Presumptions Regarding Environmental Liability Events.

5.22.2.1  It shall be conclusively presumed for purposes of this Section
5.22 that all environmental matters set forth on Schedule 5.22.2 are FMC Environmental Liability Events or Harsco Environmental Liability Events as indicated on such Schedule.

5.22.2.2  There shall be a rebuttable presumption, for purposes of this
Section 5.22, that any Environmental Liability Event not set forth on
Schedule 5.22.2 and pertaining either to the past conduct by FMC of its Defense Business or to the ownership, operation or use of any facility or property now or previously owned, operated or used in FMC's Defense Business is an FMC Environmental Liability Event.

5.22.2.3  There shall be a rebuttable presumption, for purposes of this
Section 5.22, that any Environmental Liability Event (i) not set forth on Schedule 5.22.2, (ii) pertaining either to the past conduct by Harsco of its Defense Business or the ownership, operation or use of any facility or property now or previously owned, operated or used in Harsco's Defense Business and (iii) discovered and reported in writing to the Advisory Committee on or before the first to occur of the fifth anniversary of the Closing Date or the date on which FMC purchases Harsco's ownership interest in the Partnership under its call option pursuant to Section 7.2(a) of the Partnership Agreement is a Harsco Environmental Liability Event. Any Environmental Liability Event pertaining to the ownership, operation or use of any facility or property now or previously owned, operated or used in Harsco's Defense Business which is not subject to the conclusive presumption established by Section 5.22.2.1 or the rebuttable presumption established by the preceding sentence of this Section 5.22.2.3 (including any Environmental Liability Event discovered and reported in writing to the Advisory Committee after the date on which FMC purchases Harsco's ownership interest in the Partnership under its call option pursuant to Section 7.2(a) of the Partnership Agreement) shall not be presumed to be a Harsco Environmental Liability Event.

5.22.2.4 If the Partnership believes any environmental matter, which is not subject either to a conclusive or a rebuttable presumption, to be a Harsco Environmental Liability Event, the Partnership shall provide Harsco with a reasonably detailed written notice setting forth the facts and circumstances pertaining to such matter, the reasons leading the Partnership to conclude that such environmental matter constitutes a Harsco Environmental Liability Event and the data relied upon by the Partnership in reaching such conclusion. The Partnership shall promptly provide any additional information related to such environmental matter as Harsco may reasonably request. Within sixty (60) days after receipt of such notification and information, Harsco shall notify the Partnership in writing whether Harsco agrees with the Partnership's conclusion or disagrees in whole or in part with such conclusion. If Harsco disagrees in whole or in part with the Partnership's conclusion, Harsco shall set forth in its notification the reasons for its conclusion and any data relied upon by Harsco in reaching such conclusion.

5.22.2.5 Any rebuttable presumption under Section 5.22.2.2 or 5.22.2.3 can be rebutted on the basis of clear and convincing evidence to the contrary in a judicial proceeding culminating in a final, non-appealable order (unless otherwise resolved by the parties). Until any such rebuttable presumption has been so rebutted, the Environmental Liability Event that is subject to such presumption shall be treated, for purposes of this Section 5.22, as an FMC Environmental Liability Event or a Harsco Environmental Liability Event, as appropriate.

5.22.3  Quarterly Status Reports.

5.22.3.1 On or before the 30th day after the end of each Fiscal Quarter, the Partnership shall send to each Parent an "Environmental Realization Status Report." The Environmental Realization Status Report shall set forth, in reasonable detail, all Remedial Expenditures (i) planned, (ii) accrued as a liability or (iii) expended, in each case during such Fiscal Quarter. Such Environmental Realization Status Report shall also set forth in reasonable detail all Realizations of Remedial Expenditures during such Fiscal Quarter. For purposes of such Environmental Realization Status Reports, a planned Remedial Expenditure shall be any such expenditure included in the forward pricing with respect to any contract with a vendee.

5.22.3.2 The Partnership shall diligently pursue its right to cost inclusion under customer contracts and to reimbursement from all other Persons (except the Parents, the Partners and the directors, officers and employees of each of them) having liability under applicable law (whether pursuant to CERCLA or otherwise) with respect to all Qualifying Remedial Expenditures, in each case together with any legally available interest thereon. The Partnership shall have sole control and management authority over any claim, litigation or other proceeding or matter covered by the preceding sentence or the Partnership indemnification set forth in Section 6.2, including the right to negotiate and enter into settlements with interested Persons with respect thereto and to defend or prosecute with counsel of its selection any claim, litigation or other proceeding with respect thereto; provided, however, that the Partnership shall not enter into any such settlement which would give rise to Qualifying Remedial Expenditures without the prior consent of the Parent to which such Qualifying Remedial Expenditures relate (which will not be unreasonably withheld or delayed).

5.22.4  Recordkeeping; Resolution of Amount of Realization.

5.22.4.1 The Partnership shall maintain, and make available to each Parent for inspection as reasonably requested, books and records which present in reasonable detail (i) information pertaining to the past conduct by each Parent of its Defense Business (including forward pricing rates) and the ownership, operation or use by each such Parent of any facility or property now or previously owned, operated or used in its Defense Business, as such information would bear on any determination of whether a Remedial Expenditure is a Qualifying Remedial Expenditure, a Realized Remedial Expenditure or an Unrealized Remedial Expenditure; (ii) all relevant supporting data in connection with contract-based claims or requests for reimbursement of Remedial Expenditures; and (iii) all U.S. Government and other customer reports, letters, requests for information or other pertinent information submitted to the Partnership by the U.S. Government and other customers regarding the Partnership's inclusion of Remedial Expenditures in its contract pricing. In addition, the Partnership shall establish not less frequently than annually and periodically submit to the DOD forward pricing rates with respect to its costs, including Remedial Expenditures to be incurred by the Partnership, which costs shall be identified in sufficient detail to permit the Partnership to calculate FMC Qualifying Remedial Expenditures, Harsco Qualifying Remedial Expenditures and other Remedial Expenditures. Subject to applicable Governmental Rules, such forward pricing rates, as they relate to Remedial Expenditures, will be determined on the basis of the Partnership's best judgment as to the Remedial Expenditures the Partnership will incur and the volume of business the Partnership will transact during the relevant period.
These forward pricing rates will also be used (and appropriate records shall be maintained by the Partnership) to identify Realized Remedial Expenditures attributable to contracts with commercial customers (including Major SPD Contracts) which are not subject to government accounting and auditing procedures.

5.22.4.2 The Partnership shall maintain, and make available quarterly to each Parent for inspection, a memo account (and sub-accounts for each of FMC, Harsco and the Partnership) reflecting all Remedial Expenditure costs and Realizations (the "Remedial Costs Account") to which shall be charged or credited, as applicable, the following: (i) all environmental reserves for Remedial Expenditures reflected on the Final Closing Balance Sheets of FMC and Harsco, which reserves shall be allocated as a credit to the Parent that contributed the reserve; (ii) all receipts from vendees of either Parent or the Partnership (including commercial customers as contemplated by Section 5.22.4.1 above) attributable to the Realization of Remedial Expenditures pursuant to Existing Contracts, which receipts shall be allocated as a credit to the Parent that contributed the Existing Contracts; (iii) all receipts from vendees of either Parent or the Partnership (including commercial customers as contemplated by Section 5.22.4.1 above) attributable to the Realization of Remedial Expenditures pursuant to New Contracts, which receipts shall be allocated as a credit among FMC, Harsco and the Partnership sub-accounts in accordance with Section 5.22.4.3 below; (iv) receipts, if any, from such vendees attributable to the Realization by the Partnership of FMC Qualifying Remedial Expenditures or Harsco Qualifying Remedial Expenditures by means other than the Realization thereof under procurement contracts between the Partnership and its vendees, and all receipts from sources other than vendees, which receipts shall be allocated as a credit to the sub-account of FMC or Harsco, as the case may be, and all such receipts attributable to post-Closing Environmental Liability Events, which receipts shall be allocated as a credit to the Partnership; (v) all FMC Qualifying Remedial Expenditures or Harsco Qualifying Remedial Expenditures incurred by the Partnership (including, for this purpose, Remedial Expenditures that are reflected in reserves assumed by the Partnership), which Qualifying Remedial Expenditures shall be allocated as a charge to the sub-account of FMC or Harsco, as the case may be, and all other Remedial Expenditures attributable to post-Closing Environmental Liability Events, which Remedial Expenditures shall be allocated as a charge to the sub-account of the Partnership; (vi) all Environmental Special Allocations under Section 4.3(c)(vi) of the Partnership Agreement to each Parent's Partner of Unrealized Remedial Expenditures, which Environmental Special Allocations shall be reflected as a charge to the sub-account of the Parent to which such allocations were made;
(vii) all Environmental Special Allocations under Section 4.3(c)(iv) and
(v) of the Partnership Agreement to each Parent's Partner of Realizations of Remedial Expenditures previously reported under Section
5.22.3.1 as Unrealized Remedial Expenditures, which Environmental Special Allocations shall be reflected as a credit in the sub-account of the Parent to which such allocations were made; (viii) any special capital contributions made by a Parent to the Partnership pursuant to
Section 5.22.5, which capital contribution shall be reflected as a credit in the sub-account of such Parent; (ix) any adjustment calculated as a result of a rebuttal of a presumption with respect to a presumed Qualifying Remedial Expenditure, which adjustment shall be reflected as a credit to the sub-account of the Parent that rebutted the presumption;
(x) any special distribution made by the Partnership to a Parent's Partner pursuant to Section 6.4 of the Partnership Agreement, which distribution shall be reflected as a charge in the sub-account of such Parent; (xi) any payment under Section 6.2 in respect of Qualifying Remedial Expenditures shall be reflected as a charge to the sub-account of the Parent with respect to which such payment is made; (xii) Major Contract FRAs, which shall be allocated as a credit or a charge to the sub-account of the Partnership, FMC and Harsco in accordance with
Section 5.22.4.4 below; (xiii) any Environmental Cash Flow Loan made by a Parent to the Partnership pursuant to Annex B, which loan shall be reflected as a credit in the sub-account of such Parent; and (xiv) any repayment of an Environmental Cash Flow Loan to a Partner pursuant to Annex B, which repayment shall be reflected as a charge in the sub-account of such Parent.

5.22.4.3 With respect to each Fiscal Quarter of the Partnership in which receipts from vendees under New Contracts attributable to Realization of Remedial Expenditures are received, such receipts shall be allocated among the Parents and the Partnership in proportion to the actual expenditures by the Partnership for Remedial Expenditures attributable to FMC, Harsco or the Partnership since the inception of the Partnership on a cumulative basis. By way of example, if 50% of the Remedial Expenditures of the Partnership in its first Fiscal Quarter were expended with respect to FMC Environmental Liability Events, 25% with respect to Harsco Environmental Liability Events and 25% with respect to post-Closing Environmental Liability Events, all receipts representing Realizations from vendees under New Contracts of Remedial Expenditures in that Fiscal Quarter would be allocated 50% to the FMC sub-account, 25% to the Harsco sub-account and 25% to the Partnership sub-account. In each subsequent Fiscal Quarter of the Partnership, these percentages will be recomputed on a cumulative basis of actual expenditures since the Closing Date, and all Realizations from vendees of Remedial Expenditures during such Fiscal Quarter will be allocated to the three sub-accounts in accordance with the then applicable cumulative percentage factors.

5.22.4.4 The amount of Realization of Remedial Expenditures from purchasers of goods and services from the Partnership shall be determined as follows: (i) with respect to each production contract other than a Major Contract, and each other contract other than a Major Contract, regardless of amount, the amount of Realization of Remedial Expenditures shall be the amount provided for Remedial Expenditures in the contract price based upon the Parent's or Partnership's forward pricing rate used in such bid or proposal as determined in accordance with Section 5.22.4.1 and shall be allocated to the appropriate sub-account of the Remedial Costs Account proportionately as each unit of production or other deliverable is paid for by the vendee as provided in Section 5.22.4.3 above, and no further adjustment shall be made with respect to any such contract, irrespective of any payments made to or by the vendee in connection with contract close-out; (ii) with respect to each Major Contract, the Tentative Remedial Expenditure Realization shall be the Remedial Expenditure amount included in the data used by the Partnership in its forward pricing rate to establish the contract price as determined in accordance with Section 5.22.4.1 and the Tentative Remedial Expenditure Realization shall be allocated to the appropriate sub-account of the Remedial Costs Account proportionately as each unit of production or other deliverable is paid for by the vendee as provided in Section 5.22.4.3 above. The Tentative Remedial Expenditure Realizations with respect to each Major Contract shall be adjusted to reconcile any previously recorded Realization with a revised Realization calculated in accordance with the following methodology:

A "Normative Fee" is hereby established for each category of Major Contracts as follows:

                                               Normative Fee

Major Contract Category              GSD/CSD        ASD             SPD

Competitive Contract
   (U.S., FMS and direct foreign)    8%             7%              7%
Sole source negotiated contract
   (U.S. and FMS)                    12%            10%             10%
Direct foreign sole source contract  15%            15%             15%

The Actual Fee (determined in the manner provided below) shall be compared to the Normative Fee. If the Actual Fee exceeds or is less than the Normative Fee applicable to the Major Contract, then the Tentative Remedial Expenditure Realization shall be adjusted as follows (such adjustment being referred to hereinafter as the Final Remedial Adjustment or "FRA"):

ARER = AF x TRER
          NF

where      ARER = Adjusted Remedial Expenditure Realization;

           AF   = Actual Fee;

           TRER = Tentative Remedial Expenditure Realization; and

           NF   = Normative Fee;

provided, that no such adjustment shall cause the final adjusted
Remedial Expenditure Realization to be less than zero or more than 200% of the tentative Remedial Expenditure Realization.

For purposes of the foregoing calculations, the "Contract Price" shall be the total revenues payable to the Partnership under the Major Contract, the "Actual Cost" of performing the Major Contract shall be the total costs incurred by the Partnership in the performance of the Major Contract, including all direct costs and a fully allocated portion of the Partnership's general and administrative and other indirect costs, in each case determined in accordance with government contract accounting policies and procedures applicable to the Partnership and the "Actual Fee" shall be determined as follows:

Actual Fee = Contract Price - 1
                 Actual Cost

The following examples are intended to be illustrative:

Assume the Contract Price is $108, the Normative Fee is 8% and the tentative Remedial Expenditure recognition is $4.

(1) If the Actual Cost of performing the Major Contract is $102, TRER shall be adjusted to $2.94.
     (i.e., ARER = (((108/102) - 1)/.08) x 4 = $2.94.)

(2) If the Actual Cost of performing the Major Contract is $98, TRER shall be increased to $5.10.
     (i.e., ARER = (((108/98) - 1)/.08) x 4 = $5.10.)

(3) If the Actual Cost of performing the Major Contract is $100, there is no adjustment.
     (i.e., ARER = (((108/100) - 1)/.08) x 4 = $4.00.)

The Partnership shall make a FRA determination with respect to a Major Contract within ninety days after the end of the Fiscal Year in which the last deliverable under such contract has been received by the customer or the billing has been sent to the customer with respect to such last deliverable, whichever is later, and shall include the results of such determination in the next Environmental Realization Status Report delivered to the Parents pursuant to Section 5.22.3.1.

5.22.5 Contributions to Capital. The provisions hereof and of the Partnership Agreement providing for Environmental Special Allocations are based upon the Partnership's anticipated levels of Qualifying Remedial Expenditures and Realizations. In order to protect the Partnership against extraordinary cash flow disruptions, the Parents agree that, in the event that the Cumulative Remedial Balance of FMC at any time exceeds $10,000,000 or the Cumulative Remedial Balance of Harsco at any time exceeds $6,666,667, then such Parent shall promptly contribute or cause its Partner to contribute to the capital of the Partnership an amount in cash equal to such excess; provided, however, that during any period in which there shall be outstanding any cash advances to the Partnership pursuant to the first sentence of Section 5.18, then FMC shall make such contribution to the capital of the Partnership at any time that its Cumulative Remedial Balance exceeds $5,000,000 and Harsco shall make such contribution to the capital of the Partnership at any time that its Cumulative Remedial Balance exceeds $3,333,333.

The parties intend that the obligation to make contributions to capital pursuant to this Section 5.22.5 shall be recognized as a contractual obligation treated as an account receivable included as an asset (matched as to the current or long term status of the related liability) in the financial statements prepared by the Partnership and reported on by the Accountants to the extent that the Partnership determines that it is required by GAAP to accrue for Remedial Expenditures. Each Parent agrees that it shall take such steps as may be reasonably required by the Accountants, including as to the Managing General Partner obtaining a standby letter of credit with rights of enforcement vested in the Limited Partner (as long as the Limited Partner has a 20% or greater Share Percentage) and as to the Limited Partner obtaining a standby letter of credit with rights of enforcement vested in the Managing General Partner (provided that all such rights of enforcement are available only to the extent required to make contributions to capital under this Section 5.22.5), to support the contractual obligation set forth in this Section 5.22.5 and to permit the recognition by the Partnership of this contractual obligation as set forth above.

For GAAP purposes, accrued Qualifying Remedial Expenditures will be specially allocated to the earnings share of the responsible Partner.

5.22.6 Monitoring by Harsco. Harsco shall have the right to inspect, sample and monitor at the premises formerly utilized by the Harsco Defense Business at all reasonable times and without unreasonable interference with the Partnership's operations for a period of five years following the Closing Date or the date on which FMC purchases Harsco's ownership interest in the Partnership under its call option pursuant to Section 7.2(a) of the Partnership Agreement, whichever is the first to occur. The Partnership shall promptly undertake and diligently pursue to conclusion such further environmental studies with respect to the premises formerly utilized by the Harsco Defense Business as Harsco may specify; provided, however that (i) except as required by law or by any Governmental Authority, the Partnership shall not be obligated to proceed with any aspect of such further studies at a time and place which would unreasonably interfere with the Partnership's conduct of its business and (ii) such obligation shall not limit the Partnership's right to undertake such environmental studies of such premises as the Partnership shall determine.

5.22.7 Examples. Attached hereto as Schedule 5.22.7 are examples intended to illustrate the manner in which the foregoing provisions of this Section 5.22 would operate in practice. In the event of any discrepancy, or conflict in interpretation, between Schedule 5.22.7 and the provisions of this Agreement and the Partnership Agreement, the provisions of Schedule 5.22.7 shall control.

In the event of any of (i) the incorporation of the Partnership pursuant to the Registration Rights Agreement, (ii) the acquisition by FMC of the entire interest of Harsco L.P. in the Partnership as a result of the exercise by FMC of its right of first refusal pursuant to Section 7.1(a) of the Partnership Agreement, (iii) the closing pursuant to the exercise by FMC of the call option pursuant to Section 7.2(a) of the Partnership Agreement, (iv) the closing pursuant to the exercise by Harsco L.P. of the put option pursuant to Section 7.2(b) of the Partnership Agreement,
(v) the sale by Harsco L.P. of its entire interest in the Partnership as a result of and in conjunction with the sale by FMC of its entire interest in the Partnership pursuant to Section 7.1(a) of the Partnership Agreement or (vi) the sale by Harsco L.P. of its entire interest in the Partnership in a private sale pursuant to Section 7.1(a) of the Partnership Agreement, the parties hereto shall be subject to the terms of Annex B hereto.

5.23  Goodyear Litigation.

5.23.1 The Partnership agrees to perform after the Closing under the terms of the contract that is the subject of the Goodyear Litigation. FMC shall continue to prosecute the Goodyear Litigation, at its own expense, with counsel of its choice, and shall, on a quarterly basis, reimburse the Partnership for any and all legal and other expenses incurred by the Partnership in connection with such litigation. FMC shall indemnify the Partnership against, and shall hold it harmless from, any Loss as incurred (payable promptly upon request), for or on account of or arising from or in connection with or otherwise with respect to the Goodyear Litigation. The Partnership will provide assistance to FMC in connection with the Goodyear Litigation in the manner, and subject to the terms and conditions, set forth in Section
5.8 of the Partnership Agreement.

5.23.2 In the event that a resolution of the Goodyear Litigation (whether by settlement agreement or judicial determination) determines that the price to be paid to The Goodyear Tire & Rubber Company ("Goodyear") under such contract is lower than the price set forth in the provisional agreement under which Goodyear and FMC are currently operating, the parties hereto agree that the amount to be repaid by Goodyear under such contract shall be remitted to FMC and not to the Partnership. In the event that such resolution determines that the price to be paid to Goodyear under such contract is higher than the price set forth in such provisional agreement, FMC, and not the Partnership, shall be responsible for remitting to Goodyear an amount equal to such excess. The parties agree that, to the extent that notwithstanding the above any remittances referred to in the preceding two sentences are made by or to the Partnership, such remittances shall be deemed to have been made to or by the Partnership as agent for FMC, and the benefits and burdens of such remittances shall at all times remain with FMC.

ARTICLE VI

SECTION 6.0  INDEMNITIES.

6.1 General. Subject to this Article, each Parent shall indemnify the other Parent, such other Parent's Partner, the Partnership and their officers, directors and employees (collectively the "Indemnified Parties") against, and shall hold them harmless from, any Loss as incurred (payable promptly upon request), for or on account of or arising from or in connection with or otherwise with respect to any (a) breach on the part of the indemnifying party or any of its Affiliates of any surviving representation or warranty contained in any Operative Document, (b) breach on the part of the indemnifying party or any of its Affiliates of any covenant contained in this Agreement requiring performance after the Closing Date, (c) Excluded Liability or any other liability of such Parent or any of its Affiliates other than its Defense Affiliates not expressly assumed by the Partnership under any of the Operative Documents, (d) liability of any Defense Affiliate of such indemnifying party listed on Schedule B to Annex A hereto that is not taken into account in determining the amount by which such indemnifying party's investment in such Defense Affiliate is recorded on such indemnifying party's Final Closing Balance Sheet or (e) accrued pre-Closing Liabilities of the types set forth for such Parent on its Final Closing Balance Sheet (excluding those Liabilities of the types set forth on Schedule 6.1) in excess of the amount reflected for such Liabilities on such Parent's Final Closing Balance Sheet, provided no Parent or its Partner shall recover any amount for any diminution in value of its interest in the Partnership to the extent that the Partnership is entitled to be indemnified and obtains full indemnification for the underlying Loss.

Indemnification under clauses (a) and (e) of this Section 6.1 shall be unavailable to any Indemnified Party until all amounts to which such Indemnified Party is entitled exceed $1 million in the aggregate, whereupon only the amount of such excess shall be available. Indemnification shall be unavailable with respect to any claim for a breach of a representation or warranty made in any applicable agreement between the parties hereto and their Affiliates, as of a date on or prior to Closing, if the claim is made or notice of possible claim of reasonable specificity is received after the survival period for such representation or warranty set forth in Section 7.12.

6.2  Liability for Environmental Matters.

Pursuant to the Assumption Agreement referred to in Section 2.1.6, the Partnership shall assume all liabilities and obligations relating to Environmental Liability Events. Subject to Section 6.1, the Partnership shall be solely responsible for post-Closing compliance with Environmental and Safety Requirements applicable to its operations and facilities. Subject to the procedures, limitations and qualifications set forth in Sections 6.5, 6.6, 6.7 and 6.8, the Partnership shall indemnify and defend each Parent, such Parent's Partner, and their officers, directors and employees against, and hold them harmless from, any Loss as incurred (payable promptly upon request) for or on account of or arising from or in connection with or otherwise with respect to any Environmental Liability Event, whenever arising or caused, but only to the extent that such Loss, or any portion thereof, is not paid by such Parent's insurers under general liability insurance policies (or any other applicable insurance policy). Notwithstanding anything to the contrary in this Section 6.2, each Parent shall be obligated to seek payment under its general liability policies only for all such Losses and shall retain any liability or obligation relating to Environmental Liability Events to the extent necessary to maintain its right to pursue and obtain payment under its general liability policies. The Partnership shall be entitled to receive all sums reimbursed to, Realized by or otherwise paid to each Parent under its general liability policies (or any other applicable insurance policy) for costs incurred by the Partnership in connection with Environmental Liability Events pursuant to this Section 6.2, less the cost of collection (including attorneys' and consultants' fees). It is acknowledged by the parties that the inclusion of costs incurred in connection with Environmental Liability Events in pricing customer contracts are (i) in advance of potential Realization from a Parent's general liability insurers, (ii) not in lieu of such Realization and (iii) not designed to permit double payment for costs to the Partnership or either Parent. This Section 6.2 is not intended to limit, reduce, define or otherwise restrict either Parent's rights to recovery under its general liability policies in connection with Environmental Liability Events.

6.3 Indemnification for Pension, Retiree Medical and Other Employee Benefits Subject to the procedures and limitations set forth in Sections 6.5, 6.6, 6.7 and 6.8, each Parent agrees to indemnify and defend the Indemnified Parties against, and hold them harmless from, any Loss for or on account of or arising from or in connection with or otherwise with respect to any liability relating to a pension benefit plan, retiree medical benefit plan or any other employee benefit plan caused by or attributable to employment service with or the funding of such plans by the Parent prior to the Closing Date, and not as part of this transaction, either (i) funded through the transfer of assets or
(ii) assumed by the Partnership as an unfunded liability either (A) reflected on the Parent's Final Closing Balance Sheet or (B) not so reflected if such liability is an obligation for post employment benefits (other than pre-closing workers' compensation) of the type described in SFAS 112; provided, however, that no such indemnity shall apply to any pension, retiree medical or other employee benefit provided for in a Partnership benefit plan to the extent that such plan confers different or greater benefits than the predecessor plans of either Parent (it being understood that neither Parent assumes any responsibility for any Partnership benefit attributable to pre-Closing employment service in an amount greater than such Parent would have been responsible for under the terms of its pre-Closing benefit plans); and provided further that (i) FMC shall indemnify the Indemnified Parties to the extent that the proviso in Section 4.28 above is inaccurate and (ii) Harsco shall indemnify the Indemnified Parties to the extent that the representation in Section 4.21.11 is inaccurate with respect to Harsco, disregarding the information disclosed pursuant to the exception to such
Section 4.21.11. Each such Parent further agrees to indemnify and defend the Indemnified Parties against, and hold them harmless from, any Loss on account of any final non-appealable decision that the transfer (or failure to transfer) of pension assets from such Parent's Qualified Pension Plan to the Qualified Pension Plan of the Partnership as described in Section 5.9.5 does not comply with applicable Governmental Rules. In such event, the legally-required amount of additional assets shall be transferred to the appropriate Qualified Pension Plan of the Partnership, increased by the actuarial rate of earnings from the period since the Closing Date. In addition, and subject to the foregoing procedures and limitations, FMC agrees to indemnify and defend Harsco or the Partnership, as applicable, and to hold it harmless, for any Loss for or on account of or arising from or in connection with or otherwise with respect to any liability relating to (a) benefit reductions continued through the Partnership's adoption and implementation of a retiree medical benefit plan which continues certain benefit reductions, with respect to former FMC employees, initiated by FMC in 1993 (including, without limitation, an employer cost limitation scheduled to take effect in 1996) and (b) the Partnership's being part of the "controlled group" which includes FMC or under "common control" with FMC as those terms are defined or used in ERISA and/or the Code. Notwithstanding the foregoing provisions of Section 6.3, no Parent or its Partner shall recover any amount for any diminution in value of its interest in the Partnership to the extent that the Partnership is entitled to be indemnified and obtains full indemnification for the underlying Loss.

6.4 Indemnification for Demolition Costs. FMC shall indemnify the Partnership against, hold it harmless from, and promptly reimburse it with respect to any and all liability for costs and expenses relating to, arising out of or incurred in connection with the demolition of any buildings located on the Santa Clara Properties ("Demolition Costs"), but only to the extent that such Demolition Costs were not incurred in furtherance of a valid business purpose of the Partnership.

6.5 Procedures. With respect to any indemnification under this Article VI in respect of, arising out of or involving a claim made by any Person against an Indemnified Party (the "Third Party Claim"), such Indemnified Party must notify the indemnifying party of the Third Party Claim within a reasonable time after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. Thereafter, the Indemnified Party shall deliver to the indemnifying party, within ten (10) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

6.6 Defense of Third Party Claims. If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party, if
(a) such counsel is not reasonably objected to by the Indemnified Party within five days of the Indemnified Party's having knowledge of such counsel's identity and (b) the indemnifying party first admits in writing that the claim is of the kind that is covered by this Article. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third Party Claim, the Indemnified Party shall (a) cooperate in all reasonable respects with the indemnifying party in connection with such defense and (b) not admit any liability with respect to, or settle, compromise or discharge ("Settle"), such Third Party Claim without the indemnifying party's prior written consent. If the indemnifying party assumes the defense of any Third Party Claim, the Indemnified Party shall be entitled to observe such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the same in such manner as it may deem appropriate, including Settling such claim or litigation after giving reasonable notice to the indemnifying party of the terms of such settlement, and the indemnifying party shall promptly, upon request of the Indemnified Party, advance funds to the Indemnified Party in the amount of any legal and other expenses reasonably incurred by the Indemnified Party in connection with investigating, defending or settling any such Third Party Claim unless there is a bona fide question of whether the claim in question is one requiring the indemnifying party in fact to indemnify the other. However, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other specific equitable relief or specific relief for other than money damages against the Indemnified Party; but in its defense of such Third Party Claim, the Indemnified Party shall neither Settle any portion thereof that seeks money damages without the indemnifying party's prior written consent, which shall not be unreasonably withheld, nor Settle any other portion thereof that seeks a remedy against the Indemnified Party without such prior written consent.

6.7  Indemnification Payments.

(a)  Indemnification payments under this Article VI shall be reduced by
(i) any insurance payments or judgments against or settlements with third parties that have been recovered by the Indemnified Party and (ii) any Tax Benefits. For purposes of this Section 6.7, "Tax Benefits" shall mean the present value of any tax benefits available to the Indemnified Party (or any consolidated, combined or unitary group of which it is a member) under federal, state, local or foreign Tax law attributable to any indemnified loss, liability, claim, damage, or expense. For purposes of determining Tax Benefits (i) present value shall be determined using a discount rate equal to the appropriate Applicable Federal Rate under Section 1274 of the Code in effect for the month in which the indemnification payment is made, (ii) all deductions and losses shall be determined on the assumption that all such items are useable at the maximum Federal marginal income Tax rate applicable to a corporation under Section 11 of the Code in effect for the taxable year in which such deduction or loss may be claimed, plus 5 percentage points, and (iii) no benefit shall be taken into account for any item that increases the basis of property not subject to depreciation or amortization. If the Indemnified Party is the Partnership, no Tax Benefit shall be taken into account to the extent that any Tax loss or deduction attributable to any indemnified loss, liability, claim, damage, or expense is allocated to the indemnifying Parent or its Partner under Sections 4.3(c)(iii) and 4.4 of the Partnership Agreement.

(b) The indemnifying party shall indemnify the Indemnified Party (and the other Parent if the Indemnified Party is the Partnership) against any Taxes imposed on any payment under this Article VI (including any payment pursuant to this sentence).

(c) The Indemnified Party shall make repayments to the indemnifying party with respect to indemnification payments received by the Indemnified Party pursuant to this Article VI hereof but only to the extent that the Indemnified Party has received (A) any insurance payments or the proceeds of judgments against or settlements with third parties ("Recovery Items") or (B) Tax Benefits not taken into account pursuant to Section 6.7(a). The repayments hereunder shall not exceed the excess, if any, of the sum of the indemnification payments, the Recovery Items received by the Indemnified Party and such Tax Benefits, over the liability imposed on the Indemnified Party. For purposes of such calculation, Recovery Items shall not be taken into account to the extent that Recovery Items have been allocated or distributed to the indemnifying party or its affiliate pursuant to Article IV or Article VI of the Partnership Agreement, or otherwise. Tax Benefits shall be calculated by taking into account any tax liability associated with the receipt of any indemnification payments or Recovery Items. Tax Benefits shall not include any item that increases the basis of property not subject to depreciation or amortization. Repayments, if any, under this
Section 6.7(c) shall be made promptly after the Indemnified Party's receipt of a Recovery Item and, in the case of Tax Benefits, promptly after the closing of the period of limitations on assessments with respect to the Indemnified Party's taxable year to which the Tax Benefits pertain. Such repayment with respect to Tax Benefits shall bear interest at the rate of twelve month LIBOR prevailing on the repayment date, plus 100 basis points, for the period between the filing date of the Indemnified Party's federal income tax return on which such Tax Benefits are claimed and the date of the repayment.

6.8 Limitations and Exclusions. All losses, damages, claims and expenses subject to indemnification under this Article VI shall be limited to actual, direct damages, losses, expense, or costs. ALL CONSEQUENTIAL AND PUNITIVE DAMAGES ARE HEREBY EXCLUDED.

Third party claims subject to indemnification shall not be deemed to be consequential or punitive damages but shall be considered actual damages once liquidated and the subject of a court enforced judgment, provided that the indemnifying party has been offered a reasonable opportunity to defend such third party claim.

6.9 Liability of Partnership. Any liability of the Partnership under any Operative Document to any party hereto shall be the sole obligation of the Partnership and shall be explicitly nonrecourse to FMC, Harsco, Harsco L.P. and the Affiliates (other than the Partnership) of each of them.

ARTICLE VII

SECTION 7.0  MISCELLANEOUS.

7.1 Notices. All notices, demands and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and shall be given by personal delivery, by mail or overnight courier or by electronic means of communication. Any such item shall deemed effective (i) five Business Days after being deposited in the mails, certified or registered, with appropriate postage prepaid and return receipt requested, (ii) when received, if delivered by hand or courier or overnight service that provides for a signed receipt upon delivery or (iii) when received, in the form of a telex, telegram or telecopy. Such item shall be directed to the address, telex number or telecopy number of such Person set forth in Schedule 7.1 to this Agreement, or at such other address, telex number or telecopy number as such Person shall designate by like notice to the other parties.

7.2 Severability. In case any one or more of the provisions contained in this Agreement or any Annex or Exhibit hereto shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, all other provisions of this Agreement or any Annex or Exhibit hereto shall nevertheless remain in full force and effect, but if the economic or legal substance of the transactions contemplated hereby is affected in a manner materially adverse to either party as a result of the determination that a provision is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement and, if appropriate the Annexes and Exhibits hereto, so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.3 Entire Agreement; Amendment and Waiver; Remedies. This Agreement, together with the other Operative Documents and other documents referred to herein, constitutes the entire agreement of the parties hereto or thereto with respect to the subject matter hereof or thereof and supersedes all prior written and oral agreements (including the parties' letter of understanding dated November 23, 1992) and understandings with respect to such subject matter. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. No failure or delay of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, neither party hereto may assign this Agreement without the prior written consent of the other party.

7.4 Limitations. IN ANY ACTION FOR DAMAGES OR ENFORCEMENT RELATING TO THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO CONSEQUENTIAL OR PUNITIVE DAMAGES, BUT THE PREVAILING PARTY IN ANY SUCH PROCEEDING SHALL BE ENTITLED TO RECEIVE ALL OF ITS COSTS AND EXPENSES (INCLUDING REASONABLE COUNSEL FEES). THIS PROVISION IS INTENDED EXCLUSIVELY FOR THE BENEFIT OF THE PARTIES HERETO AND SHALL NOT BE CONSTRUED TO GIVE RISE TO ANY THIRD PARTY BENEFICIARY RIGHTS.

Third party claims subject to indemnification shall not be deemed to be consequential or punitive damages but shall be considered actual damages once liquidated and the subject of a court enforced judgment, provided that the indemnifying party has been offered a reasonable opportunity to defend such third party claim.

7.5 Table of Contents; Headings. The table of contents and headings of the articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

7.6 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein. No assignment or transfer of this Agreement or a party's interest in the Partnership or its Partner shall relieve such party from its obligations hereunder or under any other Operative Document.

7.7 Binding Effect. Although the parties intend that each of the Partnership and Harsco L.P. shall duly authorize, execute and deliver this Agreement upon its formation on or before the Closing Date, this Agreement shall be binding upon the Parents when executed and delivered by each Parent.

7.8 Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

7.9 Jurisdiction; Court Proceedings. Any suit, action or proceeding against any party hereto arising out of or relating to this Agreement or under any other Operative Document, any transaction contemplated hereby or any judgment entered by any court in respect of any such suit, action or proceeding may be brought in any Federal or State court located in the state of the principal place of business of the Partnership or such other district as may contain the Partnership's principal place of business, and each party hereto hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding. To the extent that service of process by mail is permitted by applicable law, each such party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the delivery of such process by mail, at its address for process provided for in
Schedule 8.1 to this Agreement, and no such service shall be effective until such delivery is made. Each such party irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or State court located in any state which contains the Partnership's principal place of business, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.10  Termination.  This Agreement may be terminated at any time before
Closing:

(a)  by consent of both Parents;

(b) by either Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other Parent or its Affiliates set forth in this Agreement and material to the transactions contemplated hereby and, if it is susceptible of cure, it is not cured within 10 days after written notice to such Parent; or

(c) by either Parent if the Closing has not occurred by February 1, 1994, subject to Section 2.2 hereof.

7.11 Expenses. Except as otherwise stated herein, each party shall bear its own expenses incurred prior to Closing in connection herewith.

7.12 Survival. All of the representations and warranties of the parties contained in this Agreement shall survive until the close of business on March 31, 1996, regardless of whether such party continues to hold an ownership interest in the Partnership or any corporate successor (other than Section 4.8, which shall survive indefinitely). All of the indemnities and covenants of the parties contained in this Agreement shall, unless otherwise provided herein, survive indefinitely or for the period set forth in any applicable statute of limitations; provided, however, that upon the purchase of Harsco's interest in the Partnership under the call provided for in Section 7.2 of the Partnership Agreement, the indemnity set forth in Section 6.1(a) and, in the event of a Change in Control of FMC, the covenants set forth in Sections 5.6 and 5.12 on the part of Harsco shall be extinguished.

7.13 Advice of Legal Counsel. Each party hereto acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereto by reason of the drafting or preparation thereof.

7.14 Noncompetition. Each Parent agrees that, until such time as the Share Percentage of such Parent's Partner (or equivalent common equity interest in any corporate successor to the Partnership) falls below 20% and for an additional period of three (3) years thereafter, it will not engage, directly or indirectly, anywhere in the world in any line of business within the Scope of Activity; provided, however, that (i) Harsco shall be entitled to continue to engage in the development, manufacture, retrofit, installation, repair, overhaul, engineer, design, service, sale and marketing of wheeled trucks (whether armed or unarmed), trailers, busses, armor and armor kits for sale to the military and other customers and (ii) either Parent shall be entitled to continue to engage in the development, manufacture, retrofit, installation, repair, overhaul, engineer, design, service, sale and marketing of any component part or subsystem of military vehicle systems or weapon stations which are similar to classes of products or services that primarily are commercially sold by such Parent for non-military uses. If any court of competent jurisdiction shall finally hold that the time, territory or any other provision set forth in this Section
7.14 constitutes an unreasonable restriction, such provision shall not be rendered void, but shall apply as to such time, territory or to such other extent as such court may determine constitutes a reasonable restriction under the circumstances involved. Each Parent acknowledges that the restrictions contained in this Section 7.14 are reasonable and necessary to protect the legitimate interests of the Parents and the Partnership and that any breach by either Parent of any provision hereof will result in irreparable injury to the Partnership. Each Parent acknowledges that, in addition to all remedies available at law, the Partnership or a Parent shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all losses and damages, including consequential damages, arising from such breach. Any Parent and any of its Affiliates may engage in other business ventures and dealings within or without the Partnership's Scope of Activity, except to the extent that such ventures and dealings are prohibited by this Section 7.14.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

FMC CORPORATION

By: /S/ Robert N. Burt
Its: Chairman & CEO

HARSCO CORPORATION

By: /S/ Derek C. Hathaway
Its: President & Chief Executive Officer

HARSCO DEFENSE HOLDING, INC.

By:    /S/ Leonard A. Campanaro_
Its:    Treasurer

With respect only to the obligations of it expressly set forth herein:

UNITED DEFENSE, L.P.

By:    FMC CORPORATION
  its general partner

  By:  /S/ Robert N. Burt
  Its:  Chairman & CEO

List of Omitted Exhibits and Schedules to Participation Agreement

Annex B              Terms of Contingent Rights and Obligations of FMC
and Harsco

Schedule 2.3.1       Adjustments

Schedule 4.2         Authorization; No Conflict

Schedule 4.4         Proceedings

Schedule 4.8.2A      Real Property Transferred or Leased by FMC

Schedule 4.8.2B      Real Property Transferred or Leased by Harsco

Schedule 4.9A        FMC Aged Receivables

Schedule 4.9B        Harsco Aged Receivables

Schedule 4.10        Certain Existing Contracts and Defaults

Schedule 4.11        Litigation, Investigations and/or Other Proceedings

Schedule 4.12        Liabilities

Schedule 4.14A       FMC Pro Forma Balance Sheet

Schedule 4.14B       Harsco Pro Forma Balance Sheet

Schedule 4.15        Events Subsequent to December 31, 1992

Schedule 4.16        Consents

Schedule 4.17        Notice of Governmental Authorizations and
Compliance
                     with Laws

Schedule 4.18        Government Contracts

Schedule 4.19 Capital Stock and Equity Interests of Defense Affiliates and Defense Subsidiaries

Schedule 4.20        Intellectual Property

Schedule 4.21.1      Employee Benefits and Contracts

Schedule 4.21.8      Actuarial Assumptions

Schedule 4.21.11     Employee Benefit Cost Disallowances

Schedule 4.22        Bargaining Agents

Schedule 4.24 Binding Commitments, Promises and Representations to Employees

Schedule 4.25        Labor Controversies; Affirmative Action

Schedule 5.9.1       Transferred Employees

Schedule 5.9.3       Partnership Nonunion Pension Plans

Schedule 5.11        Procedure for Obtaining Consents

Schedule 5.14        VLS Receivables

Schedule 5.16        Slow-Moving Inventory

Schedule 5.22.2      Environmental Liability Events

Schedule 5.22.7      Examples

Schedule 6.1         Accrued Liabilities

Schedule 7.1         Notices, Addresses, Fax Numbers, Etc.

Exhibit A            Demand Note

Exhibit B            Assumption Agreement

Exhibit C            Confidentiality Agreement

Exhibit D            Promissory Note

Exhibit E            Opinions of Counsel

Exhibit F            Intellectual Property Agreements

Exhibit G            Lease Agreement

Exhibit H            Management Services Agreement

Harsco Corporation will furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.